EXHIBIT 2.1

SHARE AND LOAN NOTE PURCHASE AGREEMENT
by and among
PRA INTERNATIONAL,
a Delaware corporation,
as “Buyer Parent,”
COLOMERA INVESTMENTS B.V.,
a Netherlands corporation,
as “Buyer,”
PBR HOLDINGS SA,
a Luxembourg société anonyme,
as “Holdings,”
OTHER PARTIES NAMED HEREIN,
and
PHARMA BIO-RESEARCH METAHOLDINGS B.V.,
a Netherlands corporation,
as the “Company”
Dated: June 18, 2006

EXHIBITS

EXHIBIT A	ADJUSTMENT ESCROW AGREEMENT
EXHIBIT B	DEED OF TRANSFER
EXHIBIT C	RETENTION ESCROW AGREEMENT
EXHIBIT D	REGISTRATION RIGHTS AGREEMENT

SHARE AND LOAN NOTE PURCHASE AGREEMENT
     THIS SHARE AND LOAN NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of June 18, 2006, is made by and among PRA International, a Delaware corporation (“Buyer Parent”), Colomera Investments B.V., a Netherlands corporation (“Buyer”), PBR Holdings SA, a Luxembourg société anonyme, (“Holdings”), Stichting Tulip Management, a Dutch foundation (“stichting”) (“Tulip”), W.J. Drijfhout (“Drijfhout”), J.P.M. Hendriks (“Hendriks”), A. van Vliet (“van Vliet”), P. Hollins (“Hollins”, and, together with Drijfhout, Hendriks, and van Vliet, the “Individual Holders,” and each individually an “Individual Holder,” and together with Holdings, the “Sellers,” and each individually a “Seller”), and Pharma Bio-Research Metaholdings B.V., a Netherlands corporation (the “Company”).
RECITALS
     WHEREAS, each Seller is the sole registered owner of such number of shares of common stock, par value €1.00 per share, of the Company (the “Company Common Shares”) as is listed next to such Seller’s name in part A of Schedule 1, which shares in the aggregate, together with the Tulip Company Common Shares, constitute all of the issued and outstanding shares of the capital stock of the Company;
     WHEREAS, each Seller (other than Hollins) holds such principal amount of loan notes of the Company (the “Loan Notes”) as is listed next to such Seller’s name in part B of Schedule 1, which Loan Notes in the aggregate, together with the Tulip Loan Notes, constitute all of the outstanding loan notes of the Company;
     WHEREAS, prior to the Closing Date, Tulip will transfer 125,600 of the Company Common Shares (the “Tulip Company Common Shares”) and €1,546,400 nominal of Loan Notes, including interest accrued up to the Closing Date, (the “Tulip Loan Notes”) to Holdings against a set-off between Tulip and Holdings of the amount due under a loan from Holdings to Tulip (the “Tulip Transaction”);
     WHEREAS, Pharma Bio-Research Group B.V, a Netherlands corporation (“PBR”), is an indirect wholly owned subsidiary of the Company;
     WHEREAS, Buyer is an indirect wholly owned subsidiary of Buyer Parent;
     WHEREAS, prior to the Closing Date, the Company shall, and Holdings shall cause the Company and its Subsidiaries to transfer to Tulip the Excluded Assets (such transaction hereinafter referred to as the “Spin-Out”); and
     WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers desire to sell to Buyer, and Buyer desires to, and Buyer Parent desires Buyer to, purchase from Sellers, the Company Common Shares and the Loan Notes.

AGREEMENT
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Defined TermsAs used herein, the terms below shall have the following meanings:
          “Adjustment Escrow Agreement” shall mean the adjustment escrow agreement, dated as of the Closing Date, among Buyer Parent, Buyer, Holdings, and the Escrow Agent, substantially in the form attached hereto as Exhibit A.
          “Affiliate” shall mean, with respect to any Person (the “referent person”), any Person that, directly or indirectly, controls the referent person, any Person that the referent person controls, or any Person that is under common control with the referent person. For purposes of the preceding sentence, the term “control” shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, by contract or otherwise. For the avoidance of doubt, “Affiliate” shall not in any case include any company in which Hg Pooled Management Limited or Hg Investment Managers Limited has any interest by reason of the investment made by various limited partnerships or other funds managed or advised by them.
          “Ancillary Agreements” shall mean the Registration Rights Agreement, the Retention Escrow Agreement and the Adjustment Escrow Agreement.
          “Assets” shall mean, with respect to the Company and its Subsidiaries, all of the Company’s or the applicable Subsidiary’s right, title and interest in and to all properties, assets and rights of any kind, wherever located, whether tangible or intangible, real or personal and constituting, or used in connection with, or related to, the business of the Company or its Subsidiaries, including, without limitation, all right, title and interest in (i) all accounts and notes receivable (whether current or non-current), refunds, deposits, prepayments or prepaid expenses (including, without limitation, any prepaid insurance premiums), (ii) all Cash, (iii) all rights and obligations under Contracts, (iv) all Leases, (v) all Leased Property, (vi) all Fixtures and Equipment, (vii) all Books and Records, (viii) all Proprietary Rights relating to the business of the Company and its Subsidiaries, (ix) all Permits, (x) all computers and software, (xi) all Insurance Policies, (xii) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the business of the Company and its Subsidiaries, (xiii) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to the Company or its Subsidiaries or affecting the Assets, (xiv) all deposits and prepaid expenses, (xv) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with services delivered by the Company or its Subsidiaries on or prior to the Closing Date and (xvi) all goodwill.
          “Audited Financial Statements” shall mean (i) the audited consolidated balance sheets of the Company, with its Subsidiaries and, to the extent required by Dutch GAAP, the Excluded Subsidiaries, as of December 31, 2005, December 31, 2004 and December 31, 2003 and (ii) the related audited consolidated statements of income and cash flows of the Company, with its Subsidiaries and, to the extent required by Dutch GAAP, the Excluded Subsidiaries, for each of the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 together with the reports thereon of PricewaterhouseCoopers (unqualified in respect of the fiscal years ended December 31, 2005 and December 31, 2004). For the purposes of this definition, “its Subsidiaries” shall mean the Company’s Subsidiaries including the Excluded Subsidiaries.
          “Bank Borrowings” shall mean the bank borrowings by the Company and its Subsidiaries together with the amount of any penalties, prepayment charges, unpaid interest or other sums required to be paid to the relevant banks in order to procure the repayment of those borrowings and release of all security (including warrants) of the banks in respect of them.
          “Books and Records” shall mean, with respect to the Company and any of its Subsidiaries, the Corporate Records and all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind pertaining to the Company, any of its Subsidiaries or the Assets or the customers, suppliers, distributors or Personnel of the Company or any of its Subsidiaries, in whatever form, which are in the possession or under control of the Company and its Subsidiaries.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York, London, and The Netherlands are not open for business.
          “Buyer Parent Material Adverse Effect,” or “Buyer Parent Material Adverse Change” shall mean (a) any material adverse effect on or material adverse change with respect to (i) the business operations, assets, Liabilities, condition (financial or otherwise) or results of operations of Buyer Parent and its Subsidiaries, taken as a whole, or (ii) the right or ability of Buyer Parent or Buyer to consummate any of the transactions contemplated hereby or by the Ancillary Agreements, or (b) any event, change, condition or occurrence that, individually or together with one or more other events, changes or occurrences would reasonably be expected to have with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, has any adverse effect or adverse change as referred to in (a), and which in each such case as is referred to in (a) or (b) is of such materiality as reasonably to deter a purchaser for value from acquiring the PRA Common Stock on the terms of this Agreement; provided that any changes or effects, or events, changes, conditions or occurrences relating to general economic, financial or market conditions in the European Union` or the United States or the industries or market sectors in which Buyer Parent and its Subsidiaries operate will not be a “Buyer Parent Material Adverse Effect” or “Buyer Parent Material Adverse Change”.
          “Buyer Warranty” shall mean a warranty set out in Article IV and “Buyer Warranties” shall mean all of those statements.
          “Buyer Warranty Claim” shall mean a claim in respect of any Buyer Warranty.
          “Cash” shall mean, with respect to the Company and its Subsidiaries, all items which would under Dutch GAAP be treated as cash (excluding, for the avoidance of doubt, uncleared checks).
          “Closing Date” shall mean the fifth Business Day following the date as of which all of the conditions set forth in Articles VI and VII shall have been satisfied or duly waived but no earlier than July 1, 2006, or, if Holdings and Buyer Parent agree upon a different date, the date upon which they shall have mutually agreed.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Company Material Adverse Effect,” or “Company Material Adverse Change” shall mean (a) any adverse effect on or adverse change with respect to (i) the business operations, Assets, Liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the right or ability of any Seller, the Company or any of its Subsidiaries to consummate any of the transactions contemplated hereby or by the Ancillary Agreements (if party thereto), or (b) any event, change, condition or occurrence that, individually or together with one or more other events, changes or occurrences would reasonably be expected to have with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, has any adverse effect or adverse change as referred to in (a), and which in each such case as referred to in (a) or (b) is of such materiality as reasonably to deter a purchaser for value from acquiring the Company Common Shares and the Loan Notes on the terms of this Agreement; provided that any changes or effects, or events, changes, conditions or occurrences relating to general economic, financial or market conditions in the European Union` or the United States or the industries or market sectors in which the Company or its Subsidiaries operate will not be a “Company Material Adverse Effect” or “Company Material Adverse Change”.
          “Confidential Information” shall mean, as to any Person, all proprietary and confidential manufacturing, financial, marketing, operational, organizational, know-how, personnel, customer vendor, technical and other data relating to the business of such Person, including, without limitation, all correspondences, memoranda, notes, summaries, analyses, compilations, forecasts, studies, models, extracts of and documents and records reflecting, based upon or derived from Confidential Information, regardless of who prepares it, as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices.

          “Confidentiality Agreement” shall mean that certain Confidential Disclosure Agreement dated May 1, 2006 by and between the Company, PBR and Buyer Parent.
          “Consolidating Interim Financial Statements” shall mean the unaudited, internal consolidating financial statements of the Company, with its Subsidiaries (including the Current Balance Sheet and the related statements of income and cash flows) as of and for the four-month period ended April 30, 2006.
          “Contract” shall mean, with respect to the Company and its Subsidiaries, any agreement, contract, lease, sublease, note, loan, evidence of indebtedness, indenture, guarantee, purchase order, letter of credit, franchise agreement, employment agreement, license, sublicense, instrument, obligation, or binding purchase and sales order to which the Company or any of its Subsidiaries is a party and that pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.
          “Corporate Records” shall mean the corporate records of the Company and its Subsidiaries, including (i) all Organizational Documents, (ii) all minutes of meetings that have been kept and resolutions of shareholders and directors (and any committees) and (iii) the share certificate books, if any, all securities registers, registers of transfers and registers of directors.
          “Current Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company with its Subsidiaries, dated April 30, 2006.
          “Current Balance Sheet Date” shall mean the date of the Current Balance Sheet.
          “Deed of Transfer” shall mean a notarial instrument substantially in the form attached hereto as Exhibit B for the transfer of the Company Common Shares by Sellers to Buyer.
          “Distribution Amount” shall mean, in relation to a Warrantor, such proportion of the sum which is being distributed from the Retention Escrow Fund as is equal to the relevant Warrantor’s share thereof as at the date of the relevant distribution.
          “Dutch GAAP” shall mean generally accepted accounting principles in The Netherlands.
          “Employee Plans” shall mean any employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive compensation, deferred compensation, profit sharing, pension, pre-pension, retirement, early retirement, stock option, share purchase, share appreciation, health, welfare, medical, dental, disability, life insurance, death, sickness or vacation pay, service awards, and any other similar plan, scheme, program, arrangement or practice relating to the Personnel of the Company or its Subsidiaries maintained, sponsored, funded or contributed to by the Company or any Subsidiary, and under which the Company or any of its Subsidiaries has or may incur any material liability.

          “Employment Agreements” shall mean each of the employment and non-competition agreements to be entered into at Closing between the Company and each of Willem Jan Drijfhout, André van Vliet and Hans Walraven.
          “Encumbrance” shall mean any claim, lien (statutory or otherwise), judgment, pledge, escrow, option, charge, easement, restrictive covenant, security interest, assignment, deed of trust, right of first refusal, mortgage, hypothecation, right-of-way, building or use restriction, restrictive covenant, encumbrance or other right of third parties, voluntarily incurred and any agreement to give any of the foregoing in the future.
          “Environmental Claims” shall mean investigations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages arising directly or indirectly out of Environmental Conditions, Environmental Laws or exposure to Hazardous Substances.
          “Environmental Conditions” shall mean the state of the environment, including natural resources, soil, water, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal or dumping of Hazardous Substances.
          “Environmental Laws” shall mean any Law concerning pollution or the protection of human health, safety and the environment.
          “Environmental Reports” shall mean any and all reports, assessments, audits or similar documents, in the possession or control of the Company or any of its Subsidiaries, relating to (a) any Environmental Conditions in, on or about the properties of the Company or any of its Subsidiaries, (b) any Environmental Claim or (b) the Company’s or any of its Subsidiaries’ compliance with Environmental Laws.
          “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Excluded Assets” shall mean any and all equity interests in, and any Assets exclusively relating to, Pharma Bio-Research Clinics B.V, Pharma Bio-Research Laboratories B.V, Pharma Bio-Research Consultancy B.V. and Pharma Bio-Research International B.V.
          “Excluded Liabilities” shall mean any Liabilities of, relating to or arising out of (a) the Excluded Assets, (b) any claim against the Company or its Subsidiaries in respect of any unpaid pension premiums during the period preceding the Closing, (c) any claim for indemnification or contribution against the Company or its Subsidiaries by the Foundation Stichting Verhaal Pensioenschade Oud-Werknemers PBR or its managing directors, (d) any Excluded Subsidiary or the Spin-Out (including any claim by any Seller or Tulip relating to or arising out of the Spin-Out), (e) the Tulip Transaction (including any claim by any Seller or Tulip relating to or arising out of the Tulip Transaction), and (f) any Transaction Costs other than those which are taken into account under Section 2.1 and those relating to the portion of fees and expenses of PricewaterhouseCoopers to be paid by Buyer Parent as referred to in clause 14.11.
          “Excluded Subsidiary” shall mean, with respect to the Company, each of Pharma Bio-Research Clinics B.V., Pharma Bio-Research Laboratories B.V., Pharma Bio-Research Consultancy B.V., and Pharma Bio-Research International B.V.
          “Facilities” shall mean, with respect to the Company and its Subsidiaries, all plants, offices, manufacturing or research facilities, stores, warehouses, administration buildings, laboratories, testing clinics and all other buildings currently owned, leased or operated by the Company or any of its Subsidiaries.
          “Financial Statements” shall mean the Audited Financial Statements and the Interim Financial Statements.
          “Fixtures and Equipment” shall mean, with respect to the Company and its Subsidiaries, all of the furniture, fixtures, furnishings, machinery, equipment, computer hardware, appliances, vehicles and other tangible personal property currently owned or leased by the Company or any of its Subsidiaries, wherever located (including all warranty rights with respect thereto).
          “GAAP” shall mean generally accepted accounting principles in the United States.
          “Governmental Entity” shall mean any applicable (i) multinational, supranational, federal, provincial, state, municipal, local or other governmental or public department, court, judicial authority, regulatory body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing and (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.
          “Hazardous Substances” shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws, including, without limitation, petroleum, PCBs, asbestos, urea formaldehyde and potentially infectious medical waste.
          “Indebtedness” shall mean any amount owed (including, without limitation, unpaid interest thereon) in respect of (i) borrowed money (including Bank Borrowings) and guaranties of such Indebtedness of Persons other than the Company or its Subsidiaries and (ii) capitalized lease obligations; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any trade accounts payable or liabilities related to services contracted for in the Ordinary Course of Business or any amounts owed under the Loan Notes.
          “Insurance Policies” shall mean the insurance policies listed in Schedule 3.20.

          “Interim Financial Statements” shall mean the unaudited, internal consolidated financial statements of the Company, with its Subsidiaries (including the Current Balance Sheet and the related statements of income and cash flows) as of and for the four-month period ended April 30, 2006.
          “Leases” shall mean, with respect to the Company and its Subsidiaries, all of the leases or subleases for personal or real property to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
          “Liabilities” shall mean any liability, indebtedness, obligation, co-obligation, commitment, expense, claim, deficiency or guaranty (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured).
          “Notary” shall mean Mr. P.G. van Druten or another civil law notary (or in either case his replacement) of Loyens & Loeff N.V., officiating in Amsterdam.
          “Notary’s Third Party Account” shall mean the third party account (“derdengeldrekening”) of the Notary.
          “Ordinary Course of Business” shall mean the ordinary course of business of the Company and its Subsidiaries as conducted at the date of this Agreement.
          “Other Claim” shall mean a claim under Article XII (the Tax Indemnity), an indemnity claim under Article XI or a claim against the Warrantors for breach of any of their covenants, undertakings or agreements herein (with the exception of the agreement of the Warrantors to sell the Company Common Shares and the Loan Notes owned by them under Section 2.1(a) and (b) and the title guarantees contained therein).
          “Permits” shall mean, with respect to the Company and its Subsidiaries and employees, all licenses, permits, approvals, authorizations, consents with any Governmental Entity necessary for the conduct of the businesses of or the ownership of the Assets of, the Company and/or any of its Subsidiaries.
          “Permitted Encumbrances” shall mean, with respect to the Company and its Subsidiaries, (a) liens for Taxes not yet due and payable, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and other similar liens imposed by Law incurred in the ordinary course of business for sums not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained on the Current Balance Sheet in accordance with Dutch GAAP or which are not material in amount or effect, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) rights-of-way, restrictions and other minor imperfections of or encumbrances on title, (e) any title retention agreement arising in the ordinary course of business and (f) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, which, in the case of any Encumbrances pursuant to the foregoing clauses (a) through (e), in each case, do not, individually or in the aggregate, materially interfere with the ordinary conduct of business of the Company or any of its Subsidiaries.
          “Person” shall mean any individual, firm, partnership, joint venture, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, corporation, unincorporated association or organization, Governmental Entity or other entity or association, whether or not having legal status.
          “Personnel” shall mean, with respect to the Company and its Subsidiaries, all directors, officers, employees on a full or part-time basis and full-time individual consultants of the Company or any of its Subsidiaries.
          “PRA Common Stock” shall mean the common stock, par value $0.01 per share, of Buyer Parent.
          “Pre-Closing Relief” shall mean a Relief arising to the Company or any of its Subsidiaries by reference to an accounting period (or other period relevant for Tax purposes) ended on or before the Closing Date which is not reflected in the Working Capital Statement.
          “Proprietary Rights” shall mean all intellectual property in any jurisdiction, including (i) patents, patent applications, patent disclosures, all related continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, industrial designs, registrations and applications for registration thereof, and other industrial property rights acquired or available under the Laws of any jurisdiction, (ii) trademarks, trade names, trade dress, logos, corporate names, service marks, certification marks, and other indicia of origin, and registrations and applications for registration thereof together with related goodwill, (iii) writings and other copyrightable works of authorship, all copyrights therein and all registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software databases, compilations, documentation, data processing systems, networks and network systems, website and other Internet and webcentric systems and properties, domain names, content contained on any Internet or intranet site, and descriptions, flowcharts and other work product used to design, plan, organize, and develop any of the foregoing, and all intellectual property rights in and registrations and applications to register thereof (vi) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable rights, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and internet domain names, (vii) other proprietary rights relating to any of the foregoing (including, without limitation, remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions) and (viii) copies and tangible embodiments thereof owned or used by the Company or any of its Subsidiaries in the business of the Company and its Subsidiaries.

          “Regulation S-X” shall mean the requirements of Regulation S-X promulgated by the SEC applicable to public reporting companies.
          “Relevant Claim” shall mean a Warranty Claim or an Other Claim and “Relevant Claims” shall mean all of those claims.
          “Relief” shall mean any relief, allowance, credit, deduction, exemption, reduction, right to repayment or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of Tax.
          “Representative” shall mean, with respect to any Person, any officer, director or other authorised representative of such Person.
          “Retention Escrow Agreement” shall mean the Retention Escrow agreement, dated as of the Closing Date, among Buyer Parent, Buyer, Holdings, and the Escrow Agent, substantially in the form attached hereto as Exhibit C.
          “Returns” shall mean any and all returns, reports, declarations, documents, claims for refund and information statements with respect to Taxes filed or required to be filed by or on behalf of any Taxpayer with any Governmental Entity or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary returns and all amendments thereto or thereof and any documents with respect to or accompanying requests for the extension of time in which to file any such returns, reports, declarations, documents, claims for refund and information statements.
          “SEC” shall mean the U.S. Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Sellers’ Representative” shall mean Holdings, which is appointed as agent for Sellers pursuant to Section 14.14.
          “Subsidiary” shall mean, with respect to any of the parties of this Agreement, any corporation or other business entity, whether or not incorporated, (i) of which at least a majority of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, is held, directly or indirectly, by such party, or (ii) the operations of which are consolidated with such party, pursuant to Dutch GAAP, as applicable, for financial reporting purposes; provided, that with respect to the Company, “Subsidiary” shall not include any Excluded Subsidiary and provided that “Subsidiary” shall not by virtue of (ii) include any company in which Hg Pooled Management Limited or Hg Investment Managers Limited has any interest by reason of the investment made by various limited partnerships or other funds managed or advised by them.
          “Tax(es)” shall mean all (i) taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, fines, penalties, additions to tax or additional amounts that have or may become payable in respect thereof, imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis, and whether disputed or not, which taxes shall include, without limitation, all income taxes, service, license and net worth taxes, payroll and withholding taxes, ad valorem taxes, unemployment insurance, employment taxes, retirement, social security, severance, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, capital taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer and recording taxes, workers’ compensation, premium, disability, registration, estimated, alternative or add-on minimum taxes and other obligations of the same or of a similar nature, and (ii) any liability for the payment of an amount described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group with any other Person, as a result of being a transferee or successor or as a result of being a Tax Affiliate of any other Person.
          “Tax Affiliate” shall mean an affiliate within the meaning of Article 10a(4) of the Dutch Corporate Income Tax Act 1969.
          “Taxpayer” shall mean (i) the Company, (ii) any Subsidiary of the Company, (iii) each member of any group of corporations with respect to which the Company or any Subsidiary of the Company files or has filed a consolidated, combined or unitary Return, and (iv) any Tax Affiliate of the Company or any Subsidiary.
          “Unpaid Transaction Costs” shall mean the Transaction Costs which have not been paid prior to Closing.
          “U.S. Subsidiary” shall mean any Subsidiary of the Company organized under the laws of the United States, or any state or the District of Columbia.
          “Warranties” shall mean the warranties set out in Article III.
          “Warrantors” shall mean all of the Sellers other than Hendriks and Hollins.
          “Warranty Claim” shall mean a claim for breach of any Warranty.
     1.2 Other Defined Terms. In addition to the terms defined in the Introduction and Recitals to this Agreement or in Section 1.1, the following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
“Accounting Firm”	2.4(c)
“Actions”	3.13
“Adjustment Amount”	2.4(d)
“Adjustment Escrow Fund”	2.5
“Aggregate Purchase Price”	2.1(c)

Term	Section
“Agreement”	Preamble
“Balance Sheet Principles”	2.4(f)
“Benchmark”	2.4(a)
“Buyer”	Preamble
“Buyer Controlled Warrantors’ Contest”	12.1(d)
“Buyer Parent”	Preamble
“Buyer Ranking Breach”	13.1(b)(ii)
“Buyer Ranking Breach Threshold”	13.1(b)(ii)
“Claimant”	10.4(a)
“Claim Notice”	10.4(a)
“Closing”	8.1
“Closing Cash Amount”	2.1(c)(i)
“Closing Working Capital”	2.4(b)
“Company”	Preamble
“Company Common Shares”	Recitals
“Current Assets”	2.4(f)
“Current Liabilities”	2.4(f)
“Deficit Amount”	2.1(e)
“Disclosure Schedule”	Article III
“Distribution Compliance Period”	3.29(c)(i)
“Drijfhout”	Preamble
“Encumbered Portion”	12.1(d)
“Escrow Agent”	2.5
“Estimated Working Capital”	2.4(a)
“FDA”	3.23(a)
“Final Net Debt Calculation”	2.2
“Funds Flow Letter”	2.1(d)
“Hendriks”	Preamble
“Holdings”	Preamble
“Hollins”	Preamble
“Increase Amount”	2.4(e)
“Individual Holder”	Preamble
“IRB”	3.23(b)
“Laws”	3.15
“Leased Property”	3.6(b)(ii)
“Licensed Rights”	3.17(b)
“Loan Notes”	Recitals
“Nasdaq”	2.1(c)(ii)
“Net Debt”	2.2
“Non-U.S. Recipient”	3.29
“Notice of Disagreement”	2.4(c)
“Organizational Documents”	3.1(a)
“Owned IP”	3.17(a)

Term	Section
“PBR”	Recitals
“Post-Closing Partial Period”	12.1(a)
“Post-Closing Statements”	2.4(b)
“Pre-Closing Partial Period”	12.1(a)
“Pre-Closing Period”	12.1(a)
“Preliminary Statement”	2.4(a)
“Proposed Acquisition Transaction”	5.5(a)
“Public Documents”	4.6
“Recipient”	10.4(a)
“Registrable Shares”	5.11
“Registration Rights Agreement”	5.11
“Resale Registration Statement”	5.11
“Resignations and Releases”	5.6
“Retention Escrow Fund”	2.5
“Sellers” or “Seller”	Preamble
“Share Consideration”	2.1(c)
“Shares”	3.29
“Shortfall Amount”	2.1(e)
“Spin-Out”	Recitals
“Stock Payment”	2.1(c)(ii)
“Straddle Period”	12.1(a)
“Tax Refund”	12.1(i)
“Third-Party Claim”	10.4(b)
“Transaction Costs”	14.11
“Tulip”	Preamble
“Tulip Company Common Shares”	Recitals
“Tulip Loan Notes”	Recitals
“Tulip Transaction”	Recitals
“van Vliet”	Preamble
“Warrantor Ranking Breach”	13.1(a)(ii)
“Warrantor Ranking Breach Threshold”	13.1(a)(ii)
“Warrantors’ Contest”	12.1(d)
“Working Capital”	2.4(f)
“Working Capital Statement”	2.4(b)
     1.3 Construction.
          (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section”

refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.
          (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
          (c) References to statutes shall include all regulations promulgated thereunder prior to the date of this Agreement and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation prior to the date of this Agreement.
          (d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent.
          (e) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.
          (f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted.
          (g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under Dutch GAAP.
          (h) Whenever this Agreement states that a party has “made available” certain documents to another party, such term shall mean that such party has either delivered those documents to the other party or placed those documents in a designated “data room” for inspection by the other party.
ARTICLE II.
PURCHASE AND SALE OF THE COMPANY COMMON SHARES AND THE LOAN NOTES
     2.1 Purchase and Sale of the Company Common Shares and the Loan Notes.
          (a) Transfer of Company Common Shares. Upon the terms and subject to the conditions contained herein, each Seller hereby severally agrees to sell with full title guarantee and transfer to Buyer on the Closing Date, and Buyer hereby agrees to purchase and accept transfer on the Closing Date from such Seller of, such number of the Company Common Shares as is listed next to such Seller’s name in part A of Schedule 1, which, in the aggregate, together with the Tulip Company Common Shares, constitute all of the issued and outstanding shares in the capital of the Company, free and clear of any and all Encumbrances. The sale and purchase of such Company Common Shares shall be given effect by execution of the Deed of Transfer on the Closing Date.

                    (b)      Transfer of Loan Notes. Upon the terms and subject to the conditions contained herein, each Seller other than Hollins hereby severally agrees to sell with full title guarantee and transfer to Buyer on the Closing Date, and Buyer hereby agrees to purchase and accept transfer on the Closing Date from each Seller of, such number of Loan Notes as is listed next to such Seller’s name in part B of Schedule 1, which shall in the aggregate constitute all of the Loan Notes outstanding, free and clear of any and all Encumbrances. The sale and purchase of such Loan Notes shall be given effect by execution of a deed of assignment on the Closing Date.
                    (c)      Aggregate Purchase Price. Upon the terms and subject to the conditions contained herein, as consideration for the sale of the Company Common Shares, Buyer shall pay to Sellers the total sum of one hundred euros (€100, to be divided amongst them as set out in part A of Schedule 1, the “Share Consideration”). Upon the terms and subject to the conditions herein, as consideration for the sale of the Loan Notes, Buyer shall pay to Sellers other than Hollins, subject to Sections 2.4 and 2.5, an aggregate amount equal to eighty-four million, nine hundred and ninety-nine thousand, nine hundred euros (€84,999,900) less the sum of the amount of Net Debt (as defined in Section 2.2) and the Unpaid Transaction Costs (such aggregate amount, the “Aggregate Purchase Price”) as follows:
                              (i)      An aggregate amount in cash equal to seventy-five percent (75%) of the Aggregate Purchase Price (the “Closing Cash Amount”); and
                              (ii)      An aggregate number of shares (rounded to the nearest whole share) of PRA Common Stock (the “Stock Payment”) equal to (x) an amount equal to twenty-five percent (25%) of the Aggregate Purchase Price divided by (y) $22.522 (being the average daily closing price of PRA Common Stock on the Nasdaq National Market (“Nasdaq”) for the five consecutive trading days prior to the date of this Agreement (as proportionally adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or similar transaction affecting PRA Common Stock after the date hereof and prior to Closing), converted into euros at an exchange rate of $1.26068 to €1, being the average applicable exchange rate published in The Wall Street Journal for the five consecutive trading days prior to the date of this Agreement.
                    (d)      Payment to Sellers. The Share Consideration and the Closing Cash Amount shall be transferred by Buyer (to be divided amongst the Sellers as set out in column 3 of part C of Schedule 1) to the Notary’s Third Party Account in accordance with the funds flow memorandum (to be mutually agreed to by Holdings, Buyer and Buyer Parent no less than two Business Days prior to Closing) (the “Funds Flow Letter”). The Notary shall be irrevocably authorised by the Sellers to receive payment of the Aggregate Purchase Price to the Sellers under this Agreement and receipt by the Notary of such amounts will constitute a discharge of Buyer’s obligation with respect to payment of such amounts.
                    (e)      Stock Payment. Buyer shall at Closing satisfy the Stock Payment that Buyer is required to satisfy by transferring to each Seller in accordance with his or its entitlement as set out in column 2 of part C of Schedule 1 the number of shares of PRA Common Stock

(which Buyer shall procure is transferred to it from Buyer Parent) required to be issued to him pursuant to Section 2.1(c)(iii) as fully paid, free from all Encumbrances.
                    (f)      Discharge of Bank Borrowings. Buyer shall at Closing pay the amount of the Bank Borrowings (as set out in the Final Net Debt Calculation delivered in accordance with Section 2.2) to the Notary Third Party Account in accordance with the Funds Flow Letter. The Notary shall be irrevocably directed by the Sellers and Buyer to pay over such monies at Closing to the relevant banks to discharge the Bank Borrowings.
                    (g)      Right to Assign. Upon the terms and subject to the conditions contained herein, Buyer shall have the right to assign, in whole or in part, the right to purchase and accept the transfer of the Loan Notes to Buyer Parent and, if Buyer Parent has assigned to it the right to buy any part of the Loan Notes, the portion of the Aggregate Purchase Price due from Buyer Parent shall be equal to the face value of the assigned Loan Notes to be acquired by Buyer Parent, including any accrued interest on such Loan Notes up to the Closing Date, and shall be deemed satisfied for all purposes of this Agreement by the Stock Payment first before any payment of cash consideration.
          2.2      Net Debt. As used herein, “Net Debt” shall equal (x) the principal amount of all Indebtedness immediately prior to Closing of the Company and its Subsidiaries less (y) Cash immediately prior to Closing. If Net Debt is a positive number, the Aggregate Purchase Price shall be decreased by such amount. If Net Debt is a negative number, the Aggregate Purchase Price shall be increased by such amount. Holdings shall cause the Company to deliver to Buyer Parent a preliminary estimate of Net Debt three Business Days prior to the Closing Date. If Net Debt is zero (0), then there shall be no adjustment to the Aggregate Purchase Price pursuant to this Section 2.2. For purposes of calculating the payments to be made on the Closing Date, Sellers shall cause the Company to deliver to Buyer Parent no later than 10:30 a.m. (Dutch time) on the Business Day immediately preceding the Closing Date, a certificate signed by the Chief Financial Officer of the Company setting forth the final calculation of Net Debt (the “Final Net Debt Calculation”).
          2.3      Lock-Up. For a period of one (1) year commencing on the Closing Date, no Seller or its Affiliates, without the prior written consent of Buyer Parent (which consent may be withheld at its sole discretion), (i) will, directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge (other than a general, full recourse pledge of a broad pool of assets of such Seller or its Affiliate, which includes some or all of such shares), or otherwise dispose of any PRA Common Stock received by such Seller or its Affiliate as the Stock Payment, or make any announcement of any of the foregoing, or (ii) will otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of such PRA Common Stock, whether or not such transaction is settled by delivery of such shares, other securities, cash or other consideration.
          2.4      Post-Closing Adjustments.

                    (a)      Not later than three Business Days prior to the Closing Date, Holdings shall cause the Company to deliver to Buyer a statement (the “Preliminary Statement”) setting forth the good faith, best estimate of the Working Capital as of the close of business on the Closing Date (the “Estimated Working Capital”). The Preliminary Statement shall be prepared in accordance with the requirements of this Section 2.4. At the Closing, the Aggregate Purchase Price shall be (i) increased, euro for euro, by the amount by which the Estimated Working Capital exceeds minus two million, three hundred and thirty-three thousand euros (€(2,333,000), the “Benchmark”) or (ii) decreased, euro for euro, by the amount by which the Estimated Working Capital is less than the Benchmark.
                    (b)      Within ninety (90) days after the Closing Date, Buyer Parent shall cause the Company to prepare and deliver to Holdings (i) a statement (the “Working Capital Statement”) setting forth the Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”) and (ii) a statement setting forth the Net Debt and Unpaid Transaction Costs as of the Closing Date (such statement together with the Working Capital Statement, the “Post-Closing Statements”). The Working Capital Statement shall be prepared in accordance with the requirements of this Section 2.4.
                    (c)      During the 42-day period following receipt of the Post-Closing Statements, Holdings, with the assistance of its advisers, shall be permitted to review the Post-Closing Statements and the working papers relating to the Post-Closing Statements and Buyer Parent shall provide Holdings with any other information used in preparing the Post-Closing Statements reasonably requested by Holdings. The Post-Closing Statements shall become final and binding upon the parties on the 42nd day following receipt thereof, unless Holdings gives written notice of its disagreement with the Post-Closing Statements (a “Notice of Disagreement”) to Buyer Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Buyer Parent prior to such 42nd day, then the Post-Closing Statements (as revised in accordance with this sentence) shall become final and binding upon all parties hereto on the earlier of (A) the date on which Holdings and Buyer Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date on which any disputed matters are finally determined in writing by the Accounting Firm (as defined herein) (acting as expert and not as arbitrator). During the 42-day period following the delivery of a Notice of Disagreement, Holdings and Buyer Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Holdings shall cooperate with Buyer Parent to provide it with any other information used in preparing the Notice of Disagreement reasonably requested by Buyer Parent and Buyer Parent shall provide Holdings with such further information relating to the preparation of the Post-Closing Statements as it may reasonably require. At the end of such 42-day period, Holdings and Buyer Parent shall submit to KPMG or Deloitte (the “Accounting Firm”) in Amsterdam, The Netherlands, who shall act as expert and not as arbitrator, any and all matters that remain in dispute and were properly included in the Notice of Disagreement. Holdings and Buyer Parent agree to use reasonable efforts to cause the Accounting Firm to render a decision resolving any matters submitted to the Accounting Firm within 28 days following submission. The cost of any expert determination (excluding, for the avoidance of doubt, any attorney fees and expenses incurred by each party, which shall be for the account of the party incurring the same) pursuant to this Section 2.4 shall be borne by the Sellers and Buyer Parent in equal proportions and the Sellers’ share of such costs shall be paid out of the Adjustment Escrow Fund.
                    (d)      The “Adjustment Amount”, which may be positive or negative, shall mean (i) the Closing Working Capital minus the Estimated Working Capital, plus (ii) the amount of Net Debt used on the Closing Date to calculate the Aggregate Purchase Price minus the Net Debt as finally determined in accordance with this Section 2.4, plus (iii) the amount of Unpaid Transaction Costs used on the Closing Date to calculate the Aggregate Purchase Price minus Unpaid Transaction Costs as finally determined in accordance with this Section 2.4.
                    (e)      If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then within seven days after the Post-Closing Statements become final and binding on the parties, (x) Buyer shall, and Buyer Parent shall cause Buyer to, pay to Holdings for distribution to Sellers (other than Hollins) (to be divided amongst them in the proportions set out in column 4 of part C of Schedule 1 against their respective names) an aggregate amount in cash equal to the Increase Amount, together with interest thereon at a rate of 7% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Closing Date to and excluding the date of such payment, and (y) Buyer Parent and Holdings shall jointly instruct the Escrow Agent to pay to Holdings for distribution to Sellers (other than Hollins) (to be divided amongst them in the proportions set out in column 4 of part C of Schedule 1 against their respective names) the Adjustment Escrow Fund, plus any interest actually earned thereon. If the Adjustment Amount is zero (0), then Buyer Parent and Holdings shall jointly instruct the Escrow Agent to pay to Holdings for distribution to Sellers (other than Hollins) (to be divided amongst them in the proportions set out in column 4 of part C of Schedule 1 against their respective names) the Adjustment Escrow Fund, plus any interest actually earned thereon. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then within seven days after the Post-Closing Statements become final and binding on the parties, Buyer Parent and Holdings shall jointly instruct the Escrow Agent to (x) pay to Buyer (or an Affiliate designated by Buyer) all or such portion of the Adjustment Escrow Fund equal to the Deficit Amount, together with interest thereon at a rate of 7% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Closing Date to and excluding the date of such payment, and (y) pay to Holdings for distribution to Sellers (other than Hollins) (to be divided amongst them in the proportions set out in column 4 of part C of Schedule 1 against their respective names) the balance of the Adjustment Escrow Fund, if any, remaining after disbursement to Buyer and/or its Affiliates of funds pursuant to clause (x) of this sentence. In the event that the Deficit Amount plus accrued interest calculated as specified above exceeds the amount of the Adjustment Escrow Fund plus any interest actually earned thereon (such excess amount, the “Shortfall Amount”), then within seven days after the Post-Closing Statements become final and binding on the parties, Sellers and Buyer shall instruct the Escrow Agent to pay to Buyer (or an Affiliate designated by Buyer) in cash an amount equal to the Shortfall Amount from the Retention Escrow Fund.

                    (f)      The term “Working Capital” shall mean (x) current assets less Cash minus (y) current liabilities less the sum of (i) Net Debt and the Loan Notes to the extent reflected in current liabilities and (ii) Unpaid Transaction Costs to the extent already reflected in current liabilities. For the avoidance of doubt, there shall be excluded from Working Capital any Excluded Liabilities and any Excluded Assets. The “current assets” and “current liabilities” shall be determined on the basis of accounting policies and practices that are consistent with those applicable to the Interim Financial Statements in so far as those policies and practices are consistent with Dutch GAAP, and otherwise and shall be consistent with Dutch GAAP. The foregoing principles are referred to in this Agreement as the “Balance Sheet Principles”. Attached hereto as Schedule 2.4(f) is a statement of the Company’s working capital as at April 30, 2006 that identifies the specific line items and adjustments that are to be included in Working Capital. The scope of the disputes to be resolved by the Accounting Firm pursuant to Section 2.4(c) shall be limited to disputes concerning whether such calculation was done in accordance with the Balance Sheet Principles, and whether there were errors in the Post-Closing Statements, and the Accounting Firm is not to make any other determination.
          2.5      Escrows. On the Closing Date, Buyer shall deposit in separate accounts with U.S. Bank National Association (the “Escrow Agent”) (i) a portion of the Closing Cash Amount otherwise payable pursuant to Section 2.1(c)(i) equal to €7,500,000 for the purpose of securing the obligations of Warrantors in respect of any Relevant Claims (the “Retention Escrow Fund”), which shall be held by the Escrow Agent under the Retention Escrow Agreement pursuant to the terms thereof and (ii) a portion of the Closing Cash Amount otherwise payable pursuant to Section 2.1(c)(i) equal to €1,000,000 for the purpose of settling adjustments to the Aggregate Purchase Price under Section 2.4 (the “Adjustment Escrow Fund”), which shall be held by the Escrow Agent under the Adjustment Escrow Agreement pursuant to the terms thereof. The Retention Escrow Fund and the Adjustment Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed or issued solely for the purposes and in accordance with the terms of this Agreement and the Retention Escrow Agreement and the Adjustment Escrow Agreement, as applicable.
          2.6      Payment of Transfer Taxes. Buyer shall pay one half of all share transfer taxes and any sales, use or other taxes relating to the transfer of the Company Common Shares and Loan Notes to Buyer and Stock Payment to Sellers, and each Seller shall pay the other half in respect of the Company Common Shares or Loan Notes transferred by him or it or the Stock Payment made to him or it (as the case may be).
          2.7      No Further Transfers. Other than (i) the Tulip Transaction and (ii) the transfer of Company Common Shares and Loan Notes envisaged by this Agreement at Closing, there shall be no further transfer by the Sellers of shares in the capital of the Company or transfer by the Sellers of Loan Notes from and after the date hereof.
          2.8      Fractional Shares. No fractional shares of PRA Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest pursuant to this Agreement. In lieu of any such fractional share, each Seller who would otherwise have been entitled to a fractional share of PRA Common Stock hereunder will be paid an amount in cash (without interest) equal to the product of (x) the fraction of one share to which such Seller otherwise would have been entitled multiplied by (y) $22.522 (being the average daily closing price of PRA Common Stock on Nasdaq for the five consecutive trading days prior to the date of this Agreement, as proportionally adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or similar transaction affecting PRA Common Stock after the date hereof and prior to Closing), converted into euros at an exchange rate of $1.26068 to €1, being the average applicable exchange rate published in The Wall Street Journal for the five consecutive trading days prior to the date of this Agreement.
ARTICLE III.
WARRANTIES OF WARRANTORS
                    Warrantors hereby jointly and severally warrant to Buyer in terms of the warranties set out in this Article III other than:
                    (a)      the Warranty contained in Section 3.4(b), which each Individual Holder warrants to Buyer in relation to himself only; and
                    (b)      the Warranty contained in the final sentence of Section 3.14(b), which the Warrantors warrant to Buyer severally (and not jointly), except as otherwise set forth in the Schedules to this Agreement and/or a written disclosure schedule (the “Disclosure Schedule”) delivered by the Company and Warrantors to Buyer Parent and Buyer prior to the date hereof, a copy of which is attached hereto, which contains paragraphs numbered to correspond to various sections of this Article III and which sets forth certain exceptions to the Warranties. Each Warranty is a separate and independent statement and is not (except as otherwise expressly provided in this Agreement) limited or otherwise affected by any other Warranty or by any other provision of this Agreement. A disclosure made in one of the Schedules referred to in this Agreement (including the Disclosure Schedule) is to be treated as an exception to all Warranties and not to any Warranty specifically, provided that a disclosure is not to be treated as qualifying any Warranty other than that to which it expressly refers unless its relevance to such other Warranty is reasonably apparent from the information given. Buyer and Buyer Parent acknowledge that they have not relied on and have not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties and the indemnities contained in this Agreement, and acknowledge that neither Sellers nor any of their respective Affiliates or their Representative has given any such warranties, representations, covenants, undertakings, indemnities or other statements.
          3.1      Organization of the Company.
                    (a)      Organization. The Company is duly incorporated and organized and validly existing under the laws of The Netherlands and has all requisite corporate power and authority to own, lease and operate its Assets and to conduct its business as it is now conducted. Schedule 3.1(a) includes true, correct and complete copies of the Deed of Incorporation, articles of association or other similar organizational documents (in each case, as amended to date) (the “Organizational Documents”) of the Company. The Company is not in default under or in violation of any material provision of its Organizational Documents and such Organizational Documents will continue in effect without further amendment through the Closing Date.
                    (b)      Subsidiaries. Schedule 3.1(b) lists the name, type of entity and jurisdiction of organization of each Subsidiary of the Company. Schedule 3.1(b) includes true, correct and complete copies of the Organizational Documents of each of the Company’s Subsidiaries. None of the Subsidiaries of the Company is in default under or in violation of any provision of its respective Organizational Documents, and such Organizational Documents will continue in effect without further amendment through the Closing Date. Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable under its jurisdiction of organization) as a corporation or other entity under the laws of the jurisdiction of its organization, has full power and authority to own, lease and operate its Assets and to conduct its business as it is now conducted.
                    (c)      Interests in Other Entities. Other than its Subsidiaries or the Excluded Subsidiaries, or in respect of the Excluded Assets, the Company does not, directly or indirectly, own or have the right or obligation to acquire any equity or similar interest or any interest convertible, exercisable or exchangeable for any equity or similar interest in any other Person.
          3.2      Organization of Holdings and Tulip. Each of Holdings and Tulip is duly organized, validly existing under the laws of the jurisdiction of its organization and has full corporate or other equivalent power and authority to own, lease and operate its assets and to conduct its business as it is now conducted. None of Holding and Tulip is in default under or in violation of any provision of its Organizational Documents.
          3.3      Capitalization.
                    (a)      The authorized capital of the Company consists of 2,500,000 Company Common Shares, of which 1,000,000 Company Common Shares are issued and outstanding as of the date hereof. The Company has no other shares authorized, issued or outstanding. Schedule 3.3(a) sets forth with respect to each of the Company’s Subsidiaries: (i) the authorized capital and (ii) the number of issued and outstanding shares of each class of its shares. Except as set forth on Schedule 3.3(a), the Company owns, directly or indirectly, all of the issued and outstanding shares in the capital of each of its Subsidiaries and such shares are owned free and clear of all Encumbrances (other than restrictions on transfer, if any, under applicable securities laws).
                    (b)      All outstanding shares in the capital of the Company and the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and were issued in accordance with all applicable Laws, including, without limitation, applicable securities laws and were not issued in violation of any preemptive or other similar rights. Other than as set forth on

Schedule 3.3(b), there are no outstanding subscriptions, warrants, options, phantom stock, profit participations, calls, rights of first offer, rights of first refusal, tag along rights, drag along rights, or commitments or rights of any character requiring Sellers, the Company or any of its Subsidiaries to sell, dispose of or transfer or relating to or entitling any Person to purchase or otherwise acquire shares in the capital of the Company or any of its Subsidiaries, and there are no contracts or securities having the right to vote on any matters on which Sellers may vote or convertible into or exchangeable for shares of the Company or any of its Subsidiaries or any commitments of any character relating to or entitling any Person to purchase or otherwise acquire any such contracts or securities. Except as set forth on Schedule 3.3(b), there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the purchase, sale or voting of the shares of the Company or any of its Subsidiaries. There are no Contracts other than this Agreement under which the Company or any of its Subsidiaries is obligated to repurchase, redeem or otherwise acquire any shares of the Company or any of its Subsidiaries. Sellers are the registered owners of all of the outstanding Company Common Shares as set forth in part A of Schedule 1, free and clear of any and all Encumbrances. At the Closing, and upon the terms and subject to the provisions set forth in this Agreement, Buyer will acquire all of the outstanding Company Common Shares, free and clear of all Encumbrances. Other than certain of the Sellers, none of the employees or any former employee of the Company and/or its Subsidiaries, directly or indirectly, participates or has since 27 December 2002 participated in the capital of the Company and/or its Subsidiaries through the issuance of shares or depository receipts of shares or otherwise.
                    (c)      There are no loan notes of the Company or any of its Subsidiaries in issue other than the Loan Notes.
          3.4      Authorization.
                    (a)      Each of the Company, Holdings, and Tulip has the requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each Ancillary Agreement to which it is (or will be) a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations contained herein and therein. The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or will be) a party by the Company, Holdings, and Tulip, as applicable, and the consummation by the Company, Holdings, and Tulip, as applicable, of the transactions contemplated hereby and thereby have been duly approved by the board of directors or equivalent governing body of such entity and, to the extent required by Law, its shareholders, members or partners, as applicable. No other proceedings on the part of the Company, Holdings, or Tulip are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is (or will be) a party and the consummation by the Company, Holdings, and Tulip, as applicable, of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Company, Holdings, and Tulip, as applicable, is (or will be) a party has been (or will be) duly executed and delivered by the Company, Holdings, and Tulip, as applicable, and is (or will be) a valid and binding obligation of the Company, Holdings, and Tulip, as applicable.

                    (b)      Each Individual Holder has the requisite power, legal right, capacity and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which such Individual Holder is (or will be) a party, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations contained herein and therein, and no other proceedings on the part of such Individual Holder are (or will be) necessary to authorize the execution, delivery and performance of this Agreement or any such Ancillary Agreements to which such Individual Holder is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which such Individual Holder is (or will be) a party, has been (or will be) duly executed and delivered by each Individual Holder and is (or will be) a valid and binding obligation of such Individual Holder.
          3.5      Absence of Certain Changes or Events. Since December 31, 2005, through the date of this Agreement, (x) the Company, its Subsidiaries and their businesses have been operated in the Ordinary Course of Business and (y) there has been no Company Material Adverse Change. Without limiting the generality of the foregoing, since December 31, 2005, neither the Company nor any of its Subsidiaries have, except as set forth on Schedule 3.5, as required to effect the Spin-Out or the Tulip Transaction, or as disclosed in the Interim Financial Statements:
                    (a)      (i) sold, liquidated, assigned, leased or transferred any of its Assets with value of more than €50,000 or (ii) mortgaged, pledged or suffered any other Encumbrance of any Asset of equivalent or greater value, except Permitted Encumbrances;
                    (b)      canceled, terminated, amended or modified any material term of any Contract valued at more than €50,000 to which it is a party or entered into any new Contract valued at more than €50,000, except for Contracts entered into in the Ordinary Course of Business;
                    (c)      (i) except as provided in clause (ii) or (iii) or pursuant to the Employment Agreements or as agreed upon with Buyer or Buyer Parent, increased the compensation of whatever form payable or to become payable by it to any of its current or former directors, officers employees or independent contractors; or (ii) increased the base compensation payable or to become payable to any employees, except for normal increases in such base compensation in the Ordinary Course of Business that are not material in the aggregate, (iii) increased the sales commission rate payable or to become payable to any employees, except for normal increases in such sales commission rate in the Ordinary Course of Business that are not material in the aggregate, (iv) granted, made or accrued any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit or for the benefit of any of the Personnel greater than €10,000 per person, (v) adopted, terminated or materially amended any Employee Plan (other than regular amendments of the terms of employment as provided for under applicable Law), (vi) accelerated the time of payment or vesting of any compensation or benefits under any Employee Plan, (vii) granted any stock options or performance units or other interest under any existing plan or arrangement described in Schedule 3.18, (viii) entered into any new employment or consulting agreement providing for compensation of more than €50,000 per annum or caused or suffered any written or oral termination, cancellation or amendment thereof, (ix) provided for the first time, or materially increased the coverage or benefits available under any Employee Plan, or (x) entered into any collective bargaining or trade union agreement or caused or suffered any termination or material amendment thereof;
                    (d)      made any capital expenditure or commitment to make any capital expenditures in excess of €25,000 individually or €100,000 in the aggregate;
                    (e)      entered into any material Lease for real property or any Lease for personal property involving an annual payment of more than €25,000;
                    (f)      changed its accounting methods, principles or practices, including, without limitation, any change in the application or interpretation of Dutch GAAP;
                    (g)      suffered any material damage or material destruction (whether or not covered by insurance) affecting its businesses or any of its material Assets;
                    (h)      (i) issued, delivered, disposed of, sold, reserved for issuance, pledged or otherwise encumbered, or entered into any agreement obligating it to issue, deliver, dispose of, sell, reserve for issuance, pledge or otherwise encumber, (ii) other than as disclosed in the Financial Statements, declared, set aside for payment or paid, directly or indirectly, dividends or distributions in respect of (or otherwise made any payments to any of its shareholders as such), or (iii) directly or indirectly redeemed, purchased or otherwise acquired or retired, or split, combined, reclassified or otherwise adjusted, any shares in the capital of the Company or any of its Subsidiaries;
                    (i)      altered through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;
                    (j)      incurred indebtedness for borrowed money or entered into any agreement or commitment to borrow money or indebtedness guaranteed by the Company or any of its Subsidiaries;
                    (k)      paid, discharged or satisfied any Liability, other than payment, discharge or satisfaction in the Ordinary Course of Business;
                    (l)      changed or amended its Organizational Documents or capital structure;
                    (m)      (i) acquired, or entered into an agreement obliging it to acquire, (by merger, consolidation, acquisition of shares or other securities or otherwise) or (ii) made a capital investment (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) in, or (iii) guaranteed indebtedness for borrowed money of, any Person other than the Company or its Subsidiaries, or, in the case of (i), any portion of the assets of any Person constituting a division or operating unit of such Person;

                    (n)      been a party to any transaction with any holder of the Company’s or any of its Subsidiaries’ shares or any of their Affiliates, any director or officer of the Company or any of its Subsidiaries or any of their Affiliates, or any member of any such person’s immediate family, or any other Affiliate of the Company or any of its Subsidiaries or with any affiliated special purpose entity other than pursuant to the Employee Plans;
                    (o)      been a party to any off-balance-sheet finance agreement or arrangement;
                    (p)      licensed, sold, transferred, pledged, modified, disposed of any material rights, including any Proprietary Rights or Licensed Rights, in whole or in part;
                    (q)      made any Tax election (other than any election regularly to be made in any periodic Return), changed any annual Tax accounting period, amended any Return, compromised any dispute with a Tax authority relating to any Tax claim or Tax assessment, surrendered any right to claim a Tax refund or failed to make payments when due or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment (excluding any consent to an extension of the limitation period in connection with the regular request for an extension of the period for filing the Returns in respect of Dutch corporate income tax);
                    (r)      settled or compromised any material Action;
                    (s)      suffered or received any threats of any labor strike, slowdown or work stoppage;
                    (t)      entered into any material transaction or agreement outside the Ordinary Course of Business;
                    (u)      terminated the employment of, removed or otherwise replaced any of its auditors, directors, officers or key employees or had any employee that earned more than €50,000 per year terminate his or her employment; or
                    (v)      entered into any Contract or otherwise agreed, whether or not in writing, to do any of the foregoing.
          3.6      Title to Assets; Absence of Liens and Encumbrances.
                    (a)      General. The Company and its Subsidiaries own (with good and marketable title), license or lease all material Assets necessary for the conduct of their businesses as presently conducted, and such Assets in the aggregate are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of their businesses as presently conducted.
                    (b)      Real Property.

                              (i)      Owned Real Property. None of the Company or any of its Subsidiaries has owned or owns any real property.
                              (ii)      Leased Real Property. Schedule 3.6(b) includes details of all Leases pursuant to which real property is leased or occupied by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries, as applicable, has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such Leases (the “Leased Property”), to which it is a party, free and clear of any and all Encumbrances, other than any Permitted Encumbrances. With respect to each Lease, to the best knowledge of Warrantors, all material covenants contained in such Lease have been complied with in all material respects. With respect to each such parcel of Leased Property (A) to the best knowledge of Warrantors, there are no pending or threatened Actions relating to such Leased Property or any portion thereof and (B) none of the Company, any of its Subsidiaries or, to the best knowledge of Warrantors, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person the right to use or occupy such Leased Property or any portion thereof or interest therein.
                              (iii)      None of the Company or any Subsidiary has received any notice of any violation or claimed violation of such Laws with respect to the Leased Property. To the best knowledge of Warrantors, the current use of the Leased Property does not violate the terms of the relevant lease agreements or any applicable law relating to the use thereof. The Company and its Subsidiaries have adequate rights of access into the Leased Property for the operation of their businesses as presently conducted and as contemplated.
                    (c)      Personal Property. Schedule 3.6(c) includes all Fixtures and Equipment with a net book value of at least €10,000 owned or leased by the Company or any of its Subsidiaries as of the date hereof. Schedule 3.6(c) contains details of all leased Fixtures and Equipment involving annual payments in excess of €25,000.
          3.7      Contracts and Commitments.
                    (a)      Schedule 3.7(a) contains a list of the following material Contracts:
                              (i)      Contracts (or groups of related Contracts) of the Company or any of its Subsidiaries that are not on arm’s length terms;
                              (ii)      Contracts (or groups of related Contracts) of the Company or any of its Subsidiaries with directors, officers, and/or shareholders of the Company or any of its Subsidiaries or any Affiliate thereof or any Person with whom the Company or any of its Subsidiaries does not deal at arm’s length, except for employment arrangements;
                              (iii)      employment or consulting Contracts that provide for annual compensation in excess of €50,000;
                              (iv)      Contracts (or groups of related Contracts) (A) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed indebtedness for borrowed money, in each case in excess of €10,000, (B) constituting capital lease obligations, (C) under which the Company or any of its Subsidiaries has granted a security interest or lien on any of its material Assets, (D) under which the Company or any of its Subsidiaries has incurred any obligations for any performance bonds, payment bonds, surety bonds, letters of credit, guarantees or similar instruments, or (E) under which any Person has directly or indirectly guaranteed indebtedness or other Liabilities of the Company or any of its Subsidiaries;
                              (v)      Contracts concerning any partnership or joint venture with, manufacturing or research arrangements with, or any other investment in or alliance with (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) any other Person;
                              (vi)      Contracts (or groups of related Contracts) under which the Company or any of its Subsidiaries has lent money or promised to lend money, or made any other loan, in any such case that, individually, is in excess of €5,000;
                              (vii)      material Contracts relating to licenses or royalties, whether the Company or any of its Subsidiaries is the licensor or licensee thereunder;
                              (viii)      Contracts for the purchase by the Company or any of its Subsidiaries, or sale by the Company or any of its Subsidiaries since January 2003, of any business, corporation, partnership, joint venture, association or other business organization or any division or operating unit;
                              (ix)      Contracts with any Governmental Entity;
                              (x)      Contracts (or groups of related Contracts) requiring capital expenditures after the date hereof in an amount in excess of €10,000 which are not terminable without penalty or premium;
                              (xi)      Contracts pursuant to which any material Proprietary Right is licensed or sublicensed to or from any Person; and
                              (xii)      Contracts with any Excluded Subsidiary.
                    (b)      Absence of Breaches or Defaults in General. With respect to each Lease set forth on Schedules 3.6(b) and 3.6(c) and each Contract set forth on or described in Schedule 3.7: (i) there is no material breach or default by the Company or any of its Subsidiaries party thereto or, to the best knowledge of Warrantors, any other party to any such Contract or Lease and none of the Company nor any of its Subsidiaries has received any notice that it has breached or defaulted under any such Contract or Lease; (ii) such Contract or Lease is a legal, valid and binding obligation of the Company or its Subsidiary, as applicable; (iii) no action has been taken or reasonable likely to that, with notice or lapse of time or both, would or reasonable likely to constitute a material breach of or default, or permit termination, or acceleration of material obligations by a party thereto; (iv) no party has repudiated any material term thereof, or, to the best knowledge of Warrantors, threatened to dispute, terminate, cancel or not renew any such

Contract or Lease; and (v) to the best of Warrantors’ knowledge none of Warrantors, the Company or any of its Subsidiaries has any reason to believe that the products or services called for by any executory Contract cannot be supplied by the Company or its Subsidiaries in accordance with the terms of such Contract, including time specifications.
          3.8      Permits. Schedule 3.8 hereto lists all material Permits held by the Company and its Subsidiaries which are required or necessary to the conduct of their businesses as now being conducted or for the ownership, lease and/or use and operations of their Assets, each of which is valid and in full force and effect. To the best knowledge of Warrantors, the Company and its Subsidiaries have, and are in material compliance with, all material Permits required or necessary to the conduct of their businesses as now being conducted or for the ownership, lease and/or use and operations of their Assets. Neither the Company nor any of its Subsidiaries has violated or is in default of any such material Permit in any material respect. Neither the Company nor any of its Subsidiaries has received any notice or communication from any Governmental Entity or other Person regarding (i) any actual or possible material violation of any material Permit or any actual or possible failure to comply with the requirements of any material Permit, or (b) an actual or possible revocation, withdrawal, suspension, cancellation or termination of any material Permit.
          3.9      No Conflict or Violation. None of the execution, delivery and performance of this Agreement or any Ancillary Agreement (if party thereto), compliance with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby and thereby, by any of Warrantors, Tulip, or the Company or any of its Subsidiaries will result in (i) in case of Holdings, the Company, its Subsidiaries, or Tulip, a violation of or a conflict with any provision of the Organizational Documents of Holdings, Tulip, the Company or any of its Subsidiaries, as applicable, (ii) a violation of, conflict with, breach of, default under (with or without notice or passage of time), the termination or acceleration of the performance required by, or the creation of any right of any party to accelerate, modify, terminate or cancel any term or provision of any material Contract, material Lease, or material Permit to which any Warrantor, Tulip, the Company or any of its Subsidiaries is a party or by which any of their respective Assets are bound, or (iii) a material violation by any Warrantor, Tulip, the Company or any of its Subsidiaries of any applicable Law.
          3.10      Consents and Approvals.
                    (a)      Government Consents and Approvals. No consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, or assignment by, any Governmental Entity is required to be made or obtained by any Warrantor or the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party, the consummation of the transactions contemplated hereby and thereby, other than those consents, waivers, agreements, approvals, permits, authorizations, declarations, filings, notices, registrations or assignments set forth on Schedule 3.10(a) or elsewhere in this Agreement.

                    (b)      Other Third Party Consents and Approvals. To the best knowledge of Warrantors, no material consent, waiver, agreement, approval, or authorization of, or assignment by a Person that is not a Governmental Entity (including any party to any Contract of the Company or any of its Subsidiaries) is required to be made or obtained by any Warrantor, or the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement (if party thereto), the consummation of the transactions contemplated hereby other than those consents, waivers, agreements, approvals, permits, authorization, declarations, filings, notices, registrations or assignments, that have been, or will be prior to the Closing Date, obtained or made, all of which are set forth on Schedule 3.10(b).
          3.11      Financial Statements.The Company has delivered to Buyer the Financial Statements and the Consolidating Interim Financial Statements. The Audited Financial Statements (including the notes thereto) (a) have been prepared in accordance with Dutch GAAP, consistently applied throughout the periods covered thereby, and (b) present a true and fair view, in all material respects, of the consolidated assets, liabilities and financial position of the Company with its Subsidiaries as of the respective dates thereof and the results of operations, shareholders’ equity and cash flows for the periods covered thereby, and are not affected by extraordinary, exceptional or non-recurring items. The Interim Financial Statements and the Consolidating Interim Financial Statements have been prepared with reasonable care and attention and present a fair view of the assets and liabilities of the Company and its Subsidiaries as of the date thereof. The Interim Financial Statements are presented in a manner which is consistent with the Audited Financial Statements (other than in respect of notes required by Dutch GAAP). The information relating to backlogs contained in the monthly report for April 2006 annexed to the Interim Financial Statements was prepared with reasonable care and attention.
          3.12      Books and Records.
                    (a)      Each of the Company and its Subsidiaries has made and kept all Books and Records and accounts that, in reasonable detail, accurately and fairly reflect in all material respects the activities of the Company and its Subsidiaries, as applicable.
                    (b)      To the best knowledge of Warrantors, all Books and Records have been fully and accurately kept in all material respects and in accordance with normal and customary practices in the industry, applicable accounting practices and applicable Laws. The Books and Records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not available to the Company or any of its Subsidiaries in the ordinary course.
                    (c)      The Corporate Records are complete and accurate in all material respects and all material corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all applicable Laws and with the Organizational Documents of the Company and its Subsidiaries. Without limiting the generality of the foregoing (i) the minute books contain complete and accurate minutes, in all material respects, of all meetings of the directors and shareholders held for which minutes were kept, (ii) the minute books contain all resolutions passed by the directors and shareholders (and committees, if any), and (iii) in all material aspects the registers of shareholders are complete and accurate and all transfers have been properly recorded.
          3.13      Litigation. Except as disclosed on Schedule 3.13(i) and except for claims for the recovery of debts in the Ordinary Course of Business not involving legal proceedings there is no unresolved allegation or charge, and there is no outstanding action, order, writ, injunction, judgment or decree or any claim, suit, litigation, proceeding, arbitration, mediation or audit and no outstanding investigation by any Governmental Entity (collectively, “Actions”) pending or, to the best knowledge of Warrantors, threatened or anticipated (i) against, relating to or affecting (a) the Company, any of its Subsidiaries or any of their properties, rights or Assets or (b) any shareholder, member, director, officer or employee of the Company or any of its Subsidiaries, in its, his or her capacity as such; (ii) in which the Company or any of its Subsidiaries is a complainant or a plaintiff, including, without limitation, any derivative suits brought by or on behalf of the Company or any of its Subsidiaries; or (iii) that relates to the transactions contemplated by this Agreement or by the Ancillary Agreements. None of the Actions set forth on Schedule 3.13(i), if adversely determined, would reasonably be expected to have a Company Material Adverse Effect. Schedule 3.13(ii) sets forth a complete and accurate description of all material Actions since January 1, 2003 to which the Company or any of its Subsidiaries has been a party or which relate to any of the Assets or their respective shareholders, members, partners, directors, officers or employees, in his or her capacity as such, which have been settled or resolved.
          3.14      Labor Matters.
                    (a)      Schedule 3.14 sets forth a complete list of the Personnel, and their current salary or hourly wages. Except as set forth on Schedule 3.14, neither the Company nor any of its Subsidiaries is a party to, or subject to any collective bargaining agreement with, or a participant in any negotiation of, any labor agreement with respect to its employees with any labor organization, union, work council, group or association, and there are no employee unions (nor any other similar labor or employee organizations) under federal, provincial or local statutes, custom or practice. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment practices, workers compensation, occupational health and safety, plant closings, terms and conditions of employment, overtime pay, equal employment opportunity and the payment of taxes and wages and hours and labor law and regulations generally. Neither the Company nor any of its Subsidiaries is held liable for any claims for past due wages, overtime pay or any penalties for failure to comply with any of the foregoing.
                    (b)      There is no labor strike, material dispute, slowdown, work stoppage or other labor disturbance pending or, to the best knowledge of Warrantors, threatened against the Company or any of its Subsidiaries, and since January 1, 2003 the Company and its Subsidiaries have not experienced a labor strike or any material dispute, slowdown, work stoppage or other material labor disturbance. The Company and its Subsidiaries have complied with all applicable collective bargaining agreements and with all their obligations towards their Personnel. There are no unfair labor practices, charges or complaints against the Company or any of its Subsidiaries pending or, to the best knowledge of Warrantors, threatened by any Governmental Entity arising out of conduct of its business. Each Warrantor hereby confirms that he or it has not been informed that any of the directors or senior employees (who earn more than €50,000 per annum) of the Company or its Subsidiaries plan to terminate their contract of employment within three months after the Closing Date, provided the terms of employment of each such employee are kept on a basis which is no less favorable overall than as at the date of this Agreement.
                    (c)      There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation legislation in respect of the business of the Company and its Subsidiaries and, to the best knowledge of Warrantors, no audit of the business of the Company and its Subsidiaries is currently performed pursuant to applicable workers’ compensation legislation. The Company and its Subsidiaries have complied in all material respects with any orders issued under any applicable occupational health and safety legislation in respect of the business of the Company and its Subsidiaries and there are no appeals of any orders currently outstanding.
                    (d)      The Company or its Subsidiaries has not agreed to enter into any “golden parachute” arrangement, or similar transaction bonus agreements.
          3.15      Compliance with Law. The Company and its Subsidiaries have complied in all material respects with and are in compliance in all material respects with (a) all applicable laws, including all statutes, codes, ordinances, regulations, decrees, rules, municipal by-laws and orders of every Governmental Entity and (b) any judicial, arbitral, administrative, ministerial, departmental or regulatory judgment, decision, decree, ruling or order of any court or governmental or regulatory agency, department, authority, body or instrumentality ((a) and (b), collectively, “Laws”), relating to the Assets, businesses or operations of the Company or any of its Subsidiaries.
          3.16      No Brokers. None of Sellers or the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees or Affiliates, has employed or made any agreement, contract, arrangement or understanding with any broker, finder or similar agent or any Person other than Wytze Zuidema and Hans Walraven that will result in the obligation of the Company or any of its Subsidiaries or Buyer or Buyer Parent or any of their respective Affiliates, to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby and by the Ancillary Agreements. The fees and reimbursable expenses of Wytze Zuidema and Hans Walraven shall be payable by the Company as a Transaction Cost.
          3.17      Proprietary Rights.
                    (a)      Schedule 3.17(a) contains a list of all material Proprietary Rights owned by the Company or any of its Subsidiaries (the “Owned IP”).

                    (b)      Schedule 3.17(b) contains a list of all material Proprietary Rights with respect to which the Company or any of its Subsidiaries has been granted or has otherwise obtained any license rights (the “Licensed Rights”), other than with respect to commercially available “off-the-shelf” software.
                    (c)      The Owned IP and the Licensed Rights constitute all of the intellectual property used in or necessary for the conduct of the Company’s or any of its Subsidiaries’ businesses as they are presently being conducted.
                    (d)      Each of the Company and its Subsidiaries, as applicable, owns the Owned IP, and has the right to use the Licensed Rights, and the Owned IP and Licensed Rights are valid and in full force and effect and are not subject to any Encumbrances, including, without limitation, any rights retained by Sellers. All registrations of and applications to register the Owned IP are in good standing and all necessary registration, maintenance, renewal fees, annuity fees and taxes have been filed with or paid to, as the case may be, to the appropriate Governmental Entity. Other then as set forth on Schedule 3.17(d), neither the Company nor any of its Subsidiaries has licensed or granted to any third party any rights to the Owned IP.
                    (e)      Neither the Company nor any of its Subsidiaries (a) has received any notice alleging invalidity with respect to any of the Owned IP or Licensed Rights or (b) has been charged, received notice of, nor to the best knowledge of Sellers, is it threatened to be charged with, infringement of intellectual property rights of others and, to the best knowledge of Warrantors, there is no basis for any such charge. No third party has notified the Company or any of its Subsidiaries that it is claiming any ownership of or right to use the Owned IP and, to the best knowledge of Warrantors, no third party has been or is presently infringing the Owned IP or the Licensed Rights.
                    (f)      All of the pending applications for the Company’s or any of its Subsidiaries’ Proprietary Rights have been duly filed. Each of the Company and its Subsidiaries has taken reasonable steps appropriate to safeguard and maintain the secrecy and confidentiality of the Proprietary Rights that are material to the business of the Company and its Subsidiaries. To the best knowledge of Warrantors, no party to any such confidentiality or nondisclosure agreement has breached such agreement. To the best knowledge of Warrantors, no current or former officer, employee, director, independent contractor or consultant of the Company or any of its Subsidiaries has any right, license or property or ownership interest in or with respect to any of the Company’s or its Subsidiaries’ Proprietary Rights and such officers, employees, directors, independent contractors and consultants have executed agreements providing the Company or its Subsidiaries with title to and ownership of the Proprietary Rights developed by them or used by the Company or any of its Subsidiaries in conducting their businesses as they are presently being conducted and as contemplated to be conducted.
          3.18      Employee Plans.
                    (a)      Schedule 3.18 contains details of the Employee Plans.

                    (b)      All of the Employee Plans are and have been established, registered, qualified, invested, maintained, and administered, in all material respects, in accordance with their terms and all applicable Laws, including all tax laws where same is required for preferential tax treatment.
                    (c)      There are no outstanding defaults or violations by the Company or its Subsidiaries with respect to any party to any Employee Plan.
                    (d)      Each Employee Plan that is a pension, pre-pension or early retirement scheme is in compliance with, and has for the past three years complied with, the Dutch Wage Tax Act of 1964, the Pensions and Savings Act and other applicable Laws, regulations and requirements, and has been implemented and is administered in all material respects in accordance with aforementioned laws and regulations. Except for the Employee Plans required under the applicable laws, the Company and its Subsidiaries have no actual or proposed pension, pre-pension or early retirement schemes.
                    (e)      No Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity or by any other party (other than routine claims for benefits).
                    (f)      All contributions or premiums due or required to be paid by the Company or any of its Subsidiaries under the terms of each Employee Plan or by applicable Laws, including post service liabilities, have been made in accordance with applicable Laws, and the terms of the Employee Plans. Contributions or premiums due or required to be paid for the period up to the Closing Date have been or will be paid by the Company or its Subsidiary, as applicable.
                    (g)      Schedule 3.18 sets forth a list of all contributions made or (according to the information currently available from Aegon, the current pension insurer) to be made by the Company and its Subsidiaries with respect to any Employee Plan that is a pension, pre-pension or early retirement scheme.
                    (h)      No commitments to materially amend any Employee Plan have been made except as required by applicable Law.
                    (i)      There have been no improper withdrawals, applications or transfers of assets of any Employee Plan and neither the Company or its Subsidiaries, nor any of their Representatives, has breached any fiduciary obligation with respect to the administration or investment of any Employee Plan.
                    (j)      Each Employee Plan which is a funded plan, is according to the information currently available from Aegon, the current pension insurer, fully funded and will be fully funded as of the Closing Date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore.

                    (k)      None of the Employee Plans enjoy any special tax status under any applicable Laws, nor have any advance tax rulings been sought or received in respect of any Employee Plan.
          3.19      Tax Matters.
                    (a)      Filing of Tax Returns. As far as Warrantors are aware the Company and its Subsidiaries have timely filed with the appropriate Governmental Entity all Returns (including, without limitation, information reporting and related documents) in respect of Taxes owed by or with respect to the Company and its Subsidiaries required to be filed through the date hereof (or such Returns have been filed on behalf of the Company and its Subsidiaries) and will timely file any such Returns required to be filed on or prior to the Closing Date. As far as Warrantors are aware the Returns and other information filed by the Company and its Subsidiaries are complete and accurate in all material respects. Except as set forth on Schedule 3.19(a), the Company and its Subsidiaries have not requested any extension of time within which to file Returns (including, without limitation, information Returns) in respect of any Taxes owed by or with respect to the Company and its Subsidiaries. Each of the Company and its Subsidiaries has made available to Buyer complete and accurate copies of all Returns of the Company and its Subsidiaries, as applicable, for the years 2001, 2002, 2003, 2004, 2005, and 2006 to Closing Date.
                    (b)      Payment of Taxes. As far as Warrantors are aware all Taxes for which the Company and its Subsidiaries are or may be liable, whether to Governmental Entity or to third parties, in respect of periods (or portions thereof) ending on or before the Closing Date, (i) if due and payable, have been timely paid prior to the Closing Date or (ii) if not yet due and payable, and except as set forth on Schedule 3.19(b), an adequate reserve (in conformity with Dutch GAAP) has been established therefore, as such reserve is adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Returns, but excluding any reserve for deferred Taxes established to reflect timing difference between book and Tax income. As far as Warrantors are aware, neither the Company nor any of its Subsidiaries has any Liability for Taxes in excess of the amounts so paid or reserves so established, but excluding any reserve for deferred Taxes established to reflect timing difference between book and Tax income, except as set forth on Schedule 3.19(b). There are no Taxes for which the Company and its Subsidiaries are or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date and that are attributable to income earned or activities occurring before the Closing Date, including as a result of (i) the installment method of accounting or (ii) the long-term contract method of accounting.
                    (c)      Audits, Investigations or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Entity against the Company and its Subsidiaries that have not been fully paid or settled. There are no pending or, to the best knowledge of Warrantors, threatened audits, assessments, investigations or claims for or relating to any Liability in respect of Taxes of the Company and its Subsidiaries and there are no matters under discussion with any Governmental Entities, or to the best knowledge of Warrantors, that are likely to result in additional liability for Taxes to the Company and its Subsidiaries. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company and its Subsidiaries. Audits of Returns for Taxes by the relevant taxing or other Governmental Entities have been completed for the periods set forth on Schedule 3.19(c)(i) and neither the Company nor any of its Subsidiaries has been notified that any taxing authority intends to audit a Return for any other period. No power of attorney has been executed by the Company or its Subsidiaries relating to Taxes that is currently in force, except as set forth on Schedule 3.19(c)(ii).
                    (d)      Liens. With respect to the Company or any of its Subsidiaries, there are no liens for Taxes (other than for current Taxes not yet due and payable) on any of its Assets.
                    (e)      Tax Election. The U.S. Subsidiary has not made, has not agreed, nor is required to make an election to change its accounting period or change a method of accounting under the Code. Neither the Company nor any of its Subsidiaries (other than the U.S. Subsidiary) has made an election under the section 897(i) of the Code to be treated as a domestic corporation.
                    (f)      Tax Sharing Agreements. There are no tax sharing agreements or similar arrangements (including indemnity agreements) currently in effect (whether written or unwritten) with respect to or involving the Company or any of its Subsidiaries, other than a fiscal unity in the sense of article 15 of the Dutch Corporate Income Tax Act 1969 and a fiscal unity in the sense of the Dutch Sales Tax Act 1968, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound by any such tax sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.
                    (g)      Partnerships. As far as Warrantors are aware, neither the Company nor any of its Subsidiaries is a party to, has an interest in or is subject to, any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes. Each of the Company’s Subsidiaries is treated as a corporation for Tax purposes. Neither the Company nor any of its Subsidiaries is a successor to any other Person by way of merger, reorganization or similar transaction.
                    (h)      Parachute Payment. No U.S. Subsidiary is a party to any agreements or arrangements that would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, including, without limitation, as a result of any event connected with the acquisition of the Company Common Shares by Buyer or any other transaction contemplated herein or in the Ancillary Agreements.
                    (i)      Affiliated Group. During the last seven (7) years, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any corresponding or similar provisions of state, local or foreign Law, including the Dutch Sales Tax Act 1968 and Dutch Corporate Income Tax Act 1969) or been included in a combined, consolidated, unitary or similar Return, except as set forth in Schedule 3.19(i). None of the Company and its Subsidiaries has any Liability for the Taxes of

any Person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
          (j) Ruling or Closing Agreement. Except as set forth on Schedule 3.19(j), neither the Company nor any of its Subsidiaries has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority.
          (k) Non-Arm’s Length Transactions. As of Closing neither the Company nor any of its Subsidiaries has any outstanding loans or indebtedness incurred (which loans or indebtedness for the purpose of this section 3.19(k) do not include the Loan Notes) by directors, former directors, officers, shareholders, and/or employees of the Company or any of its Subsidiaries or by any Person not dealing at arm’s length with any of the foregoing.
          (l) Claims for Taxes. No written claim has been made within the last five (5) years by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
          (m) Certain Activities. Neither the Company nor any of its Subsidiaries organized under the laws of a country other than the United States is (i) a “passive portfolio investment company” within the meaning of the Code, or (ii) a “controlled foreign corporation” within the meaning of the Code. Neither the Company nor any of its Subsidiaries are treated for any tax purpose as resident in a country other than the country of its incorporation and neither the Company nor any of its Subsidiaries have, or have had within the past ten years, a branch, agency or permanent establishment in a country other than the country of its incorporation, or is considered to be a branch, agency or permanent establishment of a company in a country resident in another country.
          (n) Sales and Use Taxes. The Company and each of its Subsidiaries has charged, collected and remitted on a timely basis all sales, value added, use, transaction, and similar Taxes on any sale, supply or delivery whatsoever, made by any of them.
          (o) Withholding. The Company and each of its Subsidiaries has withheld (or amounts have been withheld with respect to the Company and each Subsidiary) from any employee, customer, independent contractor, creditor, stockholder and any other applicable payee the required amounts in compliance with all Tax withholding provisions of applicable Federal, state, local and foreign laws (including, without limitation, income, social security, and employment Tax withholding), and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities.
          (p) Registration. The Company and any of its Subsidiaries have been duly and timely registered for Tax purposes in their country of residence.
          (q) Chain Liability. Neither the Company nor any of its Subsidiaries have acted during the last six years as contractor (aannemer) or subcontractor (onderaannemer) as defined in the Chain Liability Act (“Wet Ketenaansprakelijkheid”) of the Dutch Collection Act 1990 (“Invorderingswet”) or other comparable provisions of applicable laws in other countries where the Company and its Subsidiaries are resident
          (r) Recapture Tax Exemptions. Except as set forth on Schedule 3.19(r), neither the Company nor any of its Subsidiaries has claimed or been granted exemptions from Tax, roll-over relief or other Tax facilities (including investment tax credits and other similar tax benefits) during the last five full financial years before the Closing Date, which would be annulled and give rise to Tax in the Post-Closing Partial Period of the Straddle Period or any other period that ends after the Closing Date.
          (s) No material Non-Deductible Payments. As of the Closing Date, neither the Company nor any of its Subsidiaries has any obligations (for the purpose of this section 3.19(s) these obligations not to include the Loan Notes) to make any material future payment which will be prevented from being deductible for corporate income tax purposes.
          (t) Recognized Capital. The capital of the Company and its Subsidiaries is equal to the amounts stated in Schedule 3.19(t) and is capital recognized for tax purposes within the meaning of art. 3a of the Dutch Dividend Tax Act 1965 and comparable provisions of applicable laws in other countries where the Company and any of its Subsidiaries are resident.
          (u) No Loss of Loss Carry Forward. Neither the Company nor any of its Subsidiaries, except for the U.S. Subsidiary, will lose its right to carry forward losses as a result of entering into this Agreement, the execution thereof or the consummation of the transactions that will occur pursuant to this Agreement, provided that at the date hereof and as of the Closing Date Buyer and Buyer Parent do not have the intention substantially to change the level and scope of the activities of the Company or any of its Subsidiaries.
          (v) Tainted Transactions within Fiscal Unity. There have not been any tainted transactions in the meaning of article 15ai of the Dutch Corporate Income Tax Act 1969 between the Company and any of its Subsidiaries or any of its Tax Affiliates with which the Company and any of its Subsidiaries are forming a fiscal unity in the sense of article 15 of the Dutch Corporate Income Tax Act 1969.
          (w) Participation Exemption. All shareholding interests of the Company qualify as a participation within the meaning of article 13 of the Dutch Corporate Income Tax Act 1969 if the relevant Subsidiaries in which the shareholdings are held would not be forming a fiscal unity in the sense of article 15 of the Dutch Corporate Income Tax Act 1969.
          (x) Written-off Receivables. Neither the Company nor any of its Subsidiaries have written off receivables on Tax Affiliates against taxable income.
          (y) No Liquidator or Managing Director. Neither the Company nor any of its Subsidiaries have ever acted as the liquidator (“vereffenaar”) of any entity in the sense of the Dutch General Tax Act (“Algemene wet inzake rijksbelastingen”). Neither the Company nor any of its Subsidiaries have ever acted as a managing director of any entity in the sense of the Dutch

General Tax Act (“Lichaam in de zin van de Algemene wet inzake rijksbelastingen”) or the Dutch Collection Act 1990.
          (z) Conversion Permanent Establishment into Subsidiary. Neither the Company nor any of its Subsidiaries have a shareholding in a Subsidiary to which the Dutch participation exemption applies and which runs foreign business operations which were formerly operated by Tax Affiliates.
          (aa) Depreciation Subsidiaries. Neither the Company nor any of its Subsidiaries has depreciated against taxable income a shareholding in a Subsidiary to which the Dutch participation exemption applies.
          (bb) Functional Currency. Neither the Company nor any of its Subsidiaries is computing its taxable amount in a currency other than euros on the basis of article 7, paragraph 5 of the Dutch Corporate Income Tax Act 1969.
          (cc) Memo Dated 12 June 2006. The facts and information set forth in the Memorandum from Anton Louwinger and Selma ter Kuile to Frans Hendrikx dated 12 June 2006 (amslib/amssku/598118.7) regarding questions raised relating to (i) the group ratio test, (ii) the linking of loans and (iii) the bank loans not being covered by a related party guarantee, is complete and accurate in all material respects. Notwithstanding the foregoing, the parties hereto agree that the warranty set forth in this section 3.19(cc) is not a warranty as to the amount of the available losses for Dutch corporate income tax purposes for the Company and its Subsidiaries, with which the Company forms a fiscal unity in the sense of article 15 of the Dutch Corporate Income Tax Act 1969, and the Sellers will not be treated as breaching this representation and warranty except to the extent that the Company or its Subsidiaries actually owes Taxes with respect to a Pre-Closing Period or a Pre-Closing Partial Period as a result of a breach of this representation and warranty.
     3.20 Insurance. Schedule 3.20 contains details of insurance policies to which the Company or any of its Subsidiaries is a party or which are maintained by the Company and its Subsidiaries. Since 31 December 2005 there have been no material claims under such insurances. Neither the Company nor any of its Subsidiaries is in material default under any of such policies, and the Company and its Subsidiaries have not failed to present or give any notice with respect to any material claim under any such policy or binder in a due and timely fashion. To the best of Warrantors’ knowledge, no insurer has refused, denied or disputed coverage and there are no unpaid material claims under any such policies or binders. No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage, materially increase any premium or fail to renew any existing policy or binder. Except disclosed on Schedule 3.20, no policy aggregates, limits or maximums affecting the coverage available on the Company’s insurance policies have been reached or exceeded for any policy years.
     3.21 Major Customers. Schedule 3.21 sets forth a true, complete and accurate list in all material aspects of the current customers to whom the Company or any of its Subsidiaries provides services. Except as set forth on Schedule 3.21, neither the Company nor any of its

Subsidiaries has received any written communication from any Person listed on that Schedule of any intention to terminate or materially reduce services from the Company or any of its Subsidiaries, other than change orders in the Ordinary Course of Business.
     3.22 Compliance with Environmental Matters.
          (a) As far as Warrantors are aware, each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws, and possesses all material Permits required thereunder to conduct its business as currently being conducted or proposed to be conducted. All such Permits are listed on Schedule 3.22.
          (b) There are no existing or, to the best knowledge of Warrantors, expected Environmental Claims against the Company or any of its Subsidiaries.
          (c) To the best knowledge of Warrantors, other than permitted under a relevant Permit there have been no material releases of Hazardous Substances (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) on, upon, or into any real property currently operated by the Company or any of its Subsidiaries, and there are no adverse Environmental Conditions related to the presence of Hazardous Substances at any such real property.
          (d) To Warrantors’ best knowledge, with respect to each of the Company and its Subsidiaries, there are no PCBs or asbestos-containing materials located at or on its Facilities or Leased Property.
          (e) True and correct copies of all Environmental Reports prepared by third parties, to the extent drawn up, have been made available to Buyer Parent.
     3.23 Regulatory Matters.
          (a) No director of the Company or any Subsidiary and, to the best knowledge of Warrantors, no employee of the Company or any of its Subsidiaries has ever been debarred or excluded by the U.S. Food and Drug Administration (“FDA”) under 21 U.S.C. § 335a (1999) or by any other Governmental Entity under a similar state or foreign Law, or convicted of a crime under any Law for conduct relating to the development, testing or approval of any drug, biologic or device, including, without limitation, the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device pre-market approval application, or biologics license application and in the European Economic Area, the preparation or submission of an application for marketing authorization, and in the European Union, the preparation or submission of a new drug submission, an abbreviated new drug submission, an application to import or sell a drug for the purpose of a clinical trial, an application to import or sell a medical device, or a biologics new drug submission.
          (b) Each of the Company and its Subsidiaries has obtained and maintained, or caused third party vendors to obtain and maintain, any necessary Institutional Review Board (“IRB”), local research ethics committee or other required Permits related to clinical trials or modifications thereto conducted or supervised by the Company or such Subsidiary, all to the extent required to be obtained or maintained by the Company or such Subsidiary by the terms of any of the Company’s or each such Subsidiary’s customer Contracts.
          (c) (i) In no clinical trial conducted or supervised by the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has participated, has IRB or equivalent approval, to the extent such approval is required to be obtained or maintained by the Company or such Subsidiary, ever been suspended or terminated, and (ii) to the best knowledge of Warrantors, in no clinical trial conducted or supervised by the Company or any of its Subsidiaries (not involving specific customer contractual requirements for IRB or equivalent approval as set forth in (i) above), has IRB or equivalent approval ever been suspended or terminated due to the actions or failure to act of the Company or any of its Subsidiaries.
          (d) All preclinical and clinical trials conducted or supervised by the Company or any of its Subsidiaries have been conducted or supervised by the Company or its Subsidiaries in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards, all to the extent such standards are applicable to trial at hand, and all applicable Laws, including (i) Council Directive 75/318 on the approximation of the laws relating to analytical, pharmacotoxicological and clinical standards and protocols in respect of the testing of proprietary medicinal products; (ii) Volume 3 of the Rules Governing Medicinal Products in the European Union including, but not limited to, the Consolidated Guideline on Good Clinical Practice and in particular paragraph 5.2 of said Guideline pertaining to Contract Research Organizations; and (iii) the requirements of the Food and Drug Act, S.C. 1996, C. 870, as amended, and its associated regulations, including “Clinical Trial Framework,” SOR/2001 – 203, being Division 5 of the Food and Drug Regulations, C.R.C., C. 870.
          (e) None of the FDA, Drug Enforcement Administration, similar or equivalent Governmental Entity in the European Union, or any other Governmental Entity has issued any Warning Letter, Notice of Violation, letter, notice of inspectional observations, or other similar communication stating that the Company or any of its Subsidiaries violated any applicable Laws, and to the best knowledge of Warrantors, no facts or circumstances exist that furnish any basis for any such communication.
          (f) During the last four (4) years, or, with respect to the Company’s businesses or operations that were acquired within such four (4) year period, since the Company’s acquisition of such businesses or operations, neither the Company nor any of its Subsidiaries has been subject to any investigations, audits, or civil or criminal enforcement action relating to any alleged violation of Law applicable by the FDA, U.S. National Institutes of Health, U.S. Drug Enforcement Administration, U.S. Department of Justice, EMEA, or other Governmental Entity. The Company has made available to Buyer Parent true, correct and complete copies of all inspection or audit reports with respect to the Company or its Subsidiaries by the FDA, National Institutes of Health, Drug Enforcement Administration, Department of Justice, EMEA, or other Governmental Entity to the extent such reports exist.

          (g) To the best knowledge of Warrantors, neither the Company nor any of its Subsidiaries engages in direct billing for healthcare services with any governmental or private third party payor programs.
          (h) Neither the Company nor any of its Subsidiaries controls, is controlled by, or is under common control with any IRB.
     3.24 No Other Agreements to Sell the Assets or Shares of the Company or any of its Subsidiaries. Except for the Spin-Out and the Tulip Transaction, neither the Company nor any of its Subsidiaries has an obligation of any kind or nature, absolute or contingent, to any other Person to (a) sell or effect a sale of all or substantially all of its Assets (other than the Excluded Assets), (b) sell or effect a sale of any shares in the capital of the Company or any of its Subsidiaries, (c) effect any merger, consolidation or other reorganization of, or other business combination involving, the Company or any of its Subsidiaries, or (d) enter into any Contract or cause the entering into a Contract with respect to any of the foregoing.
     3.25 Accounts Receivable and Aging. Each of the accounts and notes receivable and unbilled services reflected on the Current Balance Sheet (except to the extent collected since the Current Balance Sheet Date) represent in all material respect bona fide claims of the Company and its Subsidiaries against debtors for services performed or other charges or valid consideration arising on or before the date of recording thereof, which date is not more than one (1) year prior to the date hereof.
     3.26 Bank Accounts and Powers of Attorney. Schedule 3.26 contains a correct and complete list showing (i) the bank accounts held by the Company and its Subsidiaries and (ii) the names of all Persons holding powers of attorney from the Company and its Subsidiaries in respect of those accounts. All bank accounts maintained by or on behalf of the Company or any of its Subsidiaries are free and clear of any Encumbrances.
     3.27 Review of Agreements; Acknowledgement. Each Individual Holder has carefully reviewed this Agreement, fully understands and is aware of its terms, and understands such Individual Holder’s rights, obligations and responsibilities hereunder. Each Individual Holder acknowledges that no facts or circumstances exist which provide a basis for any Action by such Individual Holder against the Company or its Subsidiaries.
     3.28 No Indemnities. Neither the Company nor any of its Subsidiaries has given any indemnity to any Person (other than customers, investigators and doctors engaged in the ordinary course of their business) in respect of liabilities of more than €50,000 per contract of indemnity.
     3.29 Securities Matters. Each Seller and each Affiliate designated by a Seller to receive the Stock Payment is not a U.S. Person (as defined in Rule 902(k) promulgated under the Securities Act) (each Seller and each such Affiliate, a “Non-U.S. Recipient”). Each Non-U.S. Recipient represents, warrants and covenants as set forth in this Section 3.29 with respect to any and all shares of PRA Common Stock that such Person receives pursuant to this Agreement. For purposes of this Section 3.29, “Shares” shall mean the PRA Common Stock to be issued to a Non-U.S. Recipient pursuant to this Agreement.
          (a) Such Non-U.S. Recipient is not a U.S. Person (as defined in Regulation S under the Securities Act), is not an affiliate (as defined in Rule 501(b) under the Securities Act) of Buyer Parent and is not a corporation that has been formed principally for the purpose of investing in securities not registered under the Securities Act.
          (b) Such Non-U.S. Recipient is purchasing the Shares for its own account for the purpose of investment and not (A) with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or (B) for the account or benefit of, as a nominee or agent for, or on behalf of any U.S. Person.
          (c) Such Non-U.S. Recipient:
               (i) understands that the Shares are or will be distributed under Regulation S under the Securities Act or under another exemption from the registration requirements of the Securities Act and under applicable securities laws in such Non-U.S. Recipient’s country of residence, and any such Non-U.S. Recipient will not, during the period commencing on the Closing Date and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (in each case, such period being referred to herein as the “Distribution Compliance Period”), offer, sell, pledge or otherwise transfer the Shares in the United States, or to a U.S. Person for the account or benefit of a U.S. Person except as permitted under the federal securities laws;
               (ii) will, after expiration of the Distribution Compliance Period, offer, sell, pledge or otherwise transfer the Shares only pursuant to registration under the Securities Act or an available exemption therefrom (and based upon an opinion of counsel reasonably satisfactory to Buyer Parent and its counsel, if so requested) and, in any case, in accordance with all applicable United States, European Union, and other applicable state and foreign securities laws; and
               (iii) has not in the United States, engaged in, and prior to the expiration of the Distribution Compliance Period will not engage in, any short selling of any equity security issued by Parent (including, without limitation, the Shares) or any hedging transaction with respect to any such equity security, including, without limitation, put, call or other option transaction, option writing and equity swaps, except in compliance with the Securities Act.
          (d) Such Non-U.S. Recipient has not, and none of its affiliates or any Person acting on behalf of any such Non-U.S. Recipient or any such affiliates (other than Buyer Parent and Buyer, as to whom such Non-U.S. Recipient makes no representation) has engaged, or will engage, in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Shares and they, their affiliates and all Persons acting on their behalf (other than Buyer Parent and Buyer, as to whom such Non-U.S. Recipient makes no representation) have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.
          (e) The transactions contemplated by this Agreement have not been pre-arranged with a buyer of the Shares located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.
          (f) Such Non-U.S. Recipient understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or pursuant to an exemption from registration or pursuant to Regulation S (and, in either such case, based upon an opinion of counsel reasonably satisfactory to Buyer Parent and its counsel if so requested) and each certificate representing the Shares will be endorsed with the following legends:
               (i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS WITH REGARD TO THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”
               (ii) “SUBSCRIPTIONS MAY BE ACCEPTED ONLY FROM A PERSON THAT, AT ANY TIME THE BUY ORDER FOR THE SECURITIES IS ORIGINATED, IS OUTSIDE THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, AND IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S), WAS NOT FORMED UNDER THE LAWS OF ANY UNITED STATES JURISDICTION, WAS NOT FORMED FOR THE PURPOSE OF INVESTING IN SECURITIES NOT REGISTERED UNDER THE SECURITIES ACT, AND IS NOT PURCHASING THE SECURITIES FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON, WITHIN THE MEANING OF REGULATION S UNDER THE ACT. BY SIGNING THE SHARE PURCHASE AGREEMENT, A PERSON UNDER REGULATION S CERTIFIES TO THE COMPANY THAT IT QUALIFIES AS A NON-U.S. PERSON AND IS THEREFORE ELIGIBLE TO PURCHASE SECURITIES IN THE OFFERING, THAT IT IS NOT PURCHASING THE SECURITIES AS A RESULT OF OR IN CONNECTION WITH ANY ACTIVITY THAT WOULD CONSTITUTE “DIRECTED SELLING EFFORTS” (WITHIN THE MEANING GIVEN SUCH TERM IN REGULATION S) IN THE UNITED STATES, THAT IT WILL NOT BECOME AN AFFILIATE OF THE COMPANY AS A RESULT OF THE PURCHASE OF THE SECURITIES, THAT NO OFFER OR SALE OF THE SECURITIES WAS MADE TO

SUCH PERSON IN THE UNITED STATES, AND THAT SUCH PERSON IS NOT PURCHASING THE SECURITIES WITH A VIEW TO THEIR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT.”
               (iii) “INVESTORS UNDER REGULATION S ARE ADVISED THAT NO OFFERS OR SALES OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE IN THE UNITED STATES OR TO U.S. PERSONS UNLESS THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”
               (iv) Any legend required to be placed thereon by applicable United States federal or state, European Union or other applicable securities laws.
ARTICLE IV.
WARRANTIES OF BUYER PARENT AND BUYER
          Buyer and Buyer Parent hereby warrant to Sellers in terms of the warranties set out in this Article IV. Each warranty is a separate and independent statement and is not (except as otherwise expressly provided in this Agreement) limited or otherwise affected by any other warranty or by any other provision of this Agreement. Sellers acknowledge that they have not relied on and have not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the warranties set out in this Article IV and the indemnities contained in this Agreement, and acknowledge that neither Buyer, Buyer Parent nor any of their respective Affiliates or their Representative has given any such warranties, representations, covenants, undertakings, indemnities or other statements.
     4.1 Organization.
          (a) Buyer. Buyer is duly incorporated and organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its assets and to conduct its business as it is now conducted. Buyer is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which such qualification is necessary under the applicable Law as a result of the conduct of its business or the ownership of its properties, except where the failure to be so qualified or be in good standing would not have a Buyer Parent Material Adverse Effect. Buyer has delivered to the Company true, correct and complete copies of the Organizational Documents of Buyer. Buyer is not in default under or in violation of any provision of its Organizational Documents.
          (b) Buyer Parent. Buyer Parent is duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and to conduct its business as it is now conducted. Buyer Parent is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which such qualification is necessary under the applicable Law as a result of the conduct of its business or the ownership of its properties, except where the failure to be so qualified or be in good standing would not have a Buyer Parent Material Adverse Effect. Buyer Parent has delivered to the Company true, correct and complete copies of the Organizational Documents of Buyer Parent. Buyer Parent is not in default under or in violation of any provision of its Organizational Documents.
     4.2 Authorization. Each of Buyer Parent and Buyer has the requisite power and authority, and has taken all action necessary on its part, to execute and deliver this Agreement, and the Ancillary Agreements (if party thereto), to consummate the transactions contemplated hereby and thereby and to perform all of its obligations contained herein and therein. The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or will be) a party by Buyer Parent and Buyer, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of each of Buyer Parent and Buyer and, to the extent required by Law, their shareholders. No other proceedings on the part of Buyer Parent or Buyer are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements (if party thereto) and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements is (or will be) duly executed and delivered by Buyer Parent or Buyer, as applicable, and is (or will be) a valid and binding obligation of Buyer Parent or Buyer, as applicable, enforceable against Buyer Parent or Buyer, as applicable, in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.
     4.3 Consents and Approvals.
          (a) Government Consents and Approvals. No consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any Governmental Entity is required to be made or obtained by Buyer Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements (if party thereto), the consummation of the transactions contemplated hereby and thereby and the operation of the businesses of the Company and its Subsidiaries by Buyer Parent and Buyer after the Closing other than in connection with the applicable requirements, if any, under U.S. federal or state securities or “blue sky” laws.
          (b) Other Third Party Consents and Approvals. No consent, waiver, agreement, approval, or authorization of, or declaration, filing, notice or registration to or with, or assignment by, a Person that is not a Governmental Entity (including any party to any material contract of Buyer Parent or Buyer) is required to be made or obtained by Buyer Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby, and the operation of the businesses of the Company and its Subsidiaries by Buyer Parent and Buyer after the Closing other than consents, waivers, agreements, approvals, permits, authorization, declarations, filings, notices, registrations or assignments the failure to obtain which would not have a Buyer Parent Material Adverse Effect.
     4.4 No Brokers. None of Buyer Parent or any of its Subsidiaries, nor any of their respective officers, directors, employees, shareholders or Affiliates, has employed or made any agreement, contract, arrangement or understanding with any broker, finder or similar agent or any Person that will result in the obligation of Sellers or any of their Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby and by the Ancillary Agreements.
     4.5 No Conflict or Violation. None of the execution, delivery and performance of this Agreement, or any Ancillary Agreement, compliance with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby and thereby by Buyer Parent or Buyer will result in (i) a violation of or a conflict with any provision of the Organizational Documents of Buyer Parent or any of its Subsidiaries, as applicable, (ii) a violation of, conflict with, breach of, default under (with or without notice or passage of time), the termination or acceleration of the performance required by, or the creation of any right of any party to accelerate, modify, terminate or cancel, any term or provision of any material contract, indebtedness, lease, encumbrance, permit, authorization or concession to which Buyer Parent or any of its Subsidiaries is a party or by which any its assets are bound, (iii) a material violation by Buyer Parent or any of its Subsidiaries of any applicable Law or (iv) an impairment of any right of Parent or any of its Subsidiaries under any material contract to which Buyer Parent or any of its Subsidiaries is a party or by which its assets are bound or under any material permit relating to the operation of its business or otherwise.
     4.6 Public Documents. Buyer Parent has filed all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including, without limitation, its financial reports) which it was required to file pursuant to the Securities Act, Exchange Act or the rules of Nasdaq since the date on which its shares were first listed on Nasdaq (the foregoing materials being collectively referred to herein as the “Public Documents”). As of their respective dates, the Public Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and relevant rules of Nasdaq as the case may be, and none of the Public Documents, when filed or as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Buyer Parent and its Subsidiaries included in the Public Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and all other applicable accounting requirements. Such financial statements have been properly prepared in all material respects in accordance with the published rules and regulations of the SEC with respect thereto and GAAP applicable to such financial statements applied on a consistent basis during the periods involved, except as may be otherwise indicated in such financial statements or the notes thereto, and give in all material respects a true and fair view of the state of affairs of Buyer Parent and its Subsidiaries as of and for the dates thereof and the results of their profits and losses for the periods then ended, subject, in the case of unaudited statements, to normal recurring year-end adjustments and any other adjustments described therein.
     4.7 Litigation; Proceedings. Except as specifically disclosed in the Public Documents, there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of Buyer Parent, threatened against Buyer Parent or Buyer or any their Subsidiaries or any of their respective properties or assets before or by any court, governmental or administrative agency or regulatory authority (federal, state, provincial, county, local or foreign) which relates to or challenges the legality, validity or enforceability of this Agreement or would, individually or in the aggregate, be reasonably expected to have a Buyer Parent Material Adverse Effect. Furthermore, to the actual knowledge of Buyer Parent, there is no fact or circumstance which is reasonably likely to lead to any such action, suit, notice of violation, proceeding or investigation which would be reasonably expected to result in a Buyer Parent Material Adverse Effect.
     4.8 No Undisclosed Liabilities. Other than those liabilities incurred in the ordinary course of the businesses of Buyer Parent and its Subsidiaries described in the Public Documents, Buyer Parent and its Subsidiaries have no undisclosed liabilities or obligations which, individually or in the aggregate, have or would be reasonably likely to have a Buyer Parent Material Adverse Effect.
ARTICLE V.
COVENANTS OF BUYER PARENT, BUYER, THE COMPANY AND WARRANTORS
          Each of Buyer Parent, Buyer, the Company and Warrantors covenants and agrees with each other that from the date hereof through the Closing:
     5.1 Conduct of Business of the Company Prior to Closing. Between the date of this Agreement and the Closing Date, unless Buyer shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed:
          (a) Required Actions. Each of the Company and its Subsidiaries shall, and Holdings shall cause the Company and its Subsidiaries to, operate its respective businesses in the Ordinary Course of Business. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries shall, and Holdings shall cause each of the Company and its Subsidiaries:
               (i) to maintain its corporate existence;
               (ii) to use reasonable endeavors to keep available the services of current Personnel;
               (iii) to use reasonable endeavors to maintain its businesses as a going concern and to retain and comply with its Permits, and to preserve the existing Contracts and the goodwill of its customers, distributors, suppliers, creditors, employees and others having business relations with it;
               (iv) to use reasonable endeavors to have in effect and maintain at all times all insurance of the kinds, in the amounts, and with the insurers as is presently in effect;
               (v) to use reasonable endeavors to keep in working condition all material Assets (other than the Excluded Assets), normal wear and tear excepted;
               (vi) to use reasonable endeavors to maintain its Books and Records and accounts in all material respects in the Ordinary Course of Business and in accordance with all applicable laws;
               (vii) to use reasonable endeavors to arrange for PricewaterhouseCoopers to (a) reconcile the Audited Financial Statements as of December 31, 2005 and the Interim Financial Statements to GAAP in a timely fashion, but in any event on or before July 1, 2006, in a form that complies with Regulation S-X, (b) make its work papers related thereto reasonably available to Buyer Parent’s public accountants, (c) perform a SAS 100 review of the Interim Financial Statements and to deliver to Buyer Parent, when Holdings delivers the applicable Interim Financial Statements reconciled to GAAP to Buyer Parent, an associated review report under SAS 100 without exception or qualification with respect thereto, and (d) provide Buyer Parent with all opinions and consents (including audit reports) with respect to such Audited Financial Statements and Interim Financial Statements reasonably requested by Buyer Parent (i) to comply with the requirements of the Securities Act and the Exchange Act (including the requirements associated with filing financial statements and reports required by the SEC pursuant to the Securities Act and the Exchange Act to be filed by Buyer Parent or its Affiliates and their respective successors from time to time with the SEC), and (ii) in connection with the provision thereof to its lenders; and
               (viii) not to issue any shares in the Company or any of its Subsidiaries to any Person or to grant any option or right to subscribe for or acquire any shares in the Company or any of its Subsidiaries or issue any securities convertible into any such shares.
          (b) Prohibited Actions. Prior to the Closing, except as required to effect the Spin-Out or the Tulip Transaction, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed:
               (i) the Company and its Subsidiaries shall not knowingly engage in any practice, take, or fail or omit to take, any action or enter into any transaction of the kind described in Section 3.5. In addition, the Company and its Subsidiaries shall not knowingly and Holdings shall use all reasonable endeavors to procure that Company and its Subsidiaries shall not knowingly (i) enter into any new business other than the Company’s and its Subsidiaries’ businesses as they are presently being conducted and as currently contemplated, (ii) engage in any practice, or take any action or enter into any transaction that would (y) impair or prevent the Company or any of its Subsidiaries from consummating the transactions contemplated by this

Agreement and by the Ancillary Agreements (if party thereto) or (z) cause or result in any of the warranties set forth in Article III to be untrue at any time after the date hereof and prior to the Closing Date, or (iii) enter into any Contract to do any of the foregoing; and
               (ii) none of Warrantors shall knowingly take any action or enter into any transaction that would (y) impair or prevent the Company or any of its Subsidiaries or any Seller from consummating the transactions contemplated by this Agreement and by the Ancillary Agreements (if party thereto) or (z) cause or result in any of the warranties set forth in Article III to be untrue at any time after the date hereof and prior to the Closing Date or (iii) enter into any contract to do any of the foregoing. For the avoidance of doubt the Warrantors are not to be treated as giving the Warranties as at any date other than as at the date of this Agreement not withstanding the foregoing provision.
     5.2 Access.
          (a) The Company and its Subsidiaries shall allow Buyer Parent, Buyer and their Representatives, during regular business hours upon reasonable advance notice, to make such inspection of the Assets, businesses and operations of the Company and its Subsidiaries, and to inspect copies of Contracts, Books and Records and other documents and information reasonably requested by Buyer Parent and Buyer, including, without limitation, historical financial and operating information concerning the businesses of the Company and its Subsidiaries, and to meet with the Company’s and its Subsidiaries’ designated Personnel and/or their Representatives, in each case in a manner reasonably calculated to minimize disruption to such Persons and the business of the Company.
          (b) Buyer Parent and Holdings agree to identify, as promptly as practicable after the date hereof, a select group of customers of the Company that Buyer Parent and its Representatives may contact prior to the Closing Date in order to facilitate integration and business planning for the post-Closing period. The manner, means and method of communication with such customers shall be determined in good faith by Buyer Parent and Holdings. In no event may Buyer Parent and its Representatives contact any customer of the other without prior approval of Holdings (such approval to be withheld at the reasonable discretion of Holdings).
          (c) Buyer and Buyer Parent shall grant to Sellers access to the Books and Records of the Company and its Subsidiaries after Closing on reasonable advance notice during working hours (and at Sellers’ sole cost and expense) for a period of 6 years following Closing for the purposes of compliance by Sellers of legal obligations to prepare and file accounts or tax returns, provided that such access shall be provided in a manner reasonably calculated to minimize disruption to the business of the Company. Buyer and Buyer Parent shall cause the Company and its Subsidiaries to preserve the Books and Records existing at Closing for the said 6 year period.
     5.3 Efforts to Closing. Each of the parties hereto covenants and agrees, upon the terms and conditions contained herein, to cooperate with the other parties hereto and to pursue diligently and in good faith and use reasonable endeavors to, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the transactions contemplated hereby and by the Ancillary Agreements. Without limiting the generality of the foregoing, each party hereto shall use all reasonable endeavors (a) to obtain all necessary consents, approvals, Permits, authorizations, exemptions and waivers of the types listed in Section 4.3, (b) to consummate the Closing if reasonably practicable on July 1, 2006 and otherwise on the next Business Day, and (c) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, none of the Company or any of its Subsidiaries shall amend, modify or alter any Contract or Permit to obtain any required said consent without the prior written consent of Buyer (not to be unreasonably withheld or delayed).
     5.4 Notification of Certain Matters.
          (a) By the Warrantors. The Warrantors shall give prompt written notice to Buyer Parent of (a) any matter which to their knowledge constitutes a breach of the Warranties, (b) any Company Material Adverse Change, (c) any failure of Warrantors, the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to comply with, perform or satisfy any material covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement, and (d) any notice or other communication from any Governmental Entity in connection with this Agreement, any Ancillary Agreement or the transactions contemplated herein and therein but in the case of each of the foregoing only after becoming aware of the relevant matter; provided, however, that such disclosure shall not be deemed to cure, or to relieve any Warrantor or the Company and its Subsidiaries of any Liability or obligation with respect to, any breach of or failure to satisfy any, warranty, covenant or agreement or to satisfy any condition hereunder.
          (b) By Buyer Parent. Upon becoming aware, Buyer Parent shall give prompt written notice to Holdings of (a) any matter which to its knowledge constitutes a breach of the Buyer Warranties, (b) any Buyer Parent Material Adverse Change, (c) any failure of Buyer or Buyer Parent or any of their respective Affiliates or Representatives to comply with, perform or satisfy any material covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement, and (d) any notice or other communication from any Governmental Entity in connection with this Agreement, any Ancillary Agreement or the transactions contemplated herein and therein; provided, however, that such disclosure shall not be deemed to cure, or to relieve Buyer or Buyer Parent of any Liability or obligation with respect to, any breach of or failure to satisfy any warranty, covenant or agreement or to satisfy any condition hereunder.
     5.5 No Solicitation; Notification.
          (a) No Solicitation. Warrantors and the Company (and Company shall procure that its Subsidiaries) shall not, and shall instruct their Representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals or offers by, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Buyer Parent and Buyer and their Representatives, concerning (i) any sale of all or substantially all of the Assets (other than the Excluded Assets) or the business of, or of any shares in the capital of the Company or any of its Subsidiaries, (ii) any merger, acquisition, consolidation, recapitalization, acquisition financing, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the Spin-Out or the Tulip Transaction) or (iii) any transaction that would have an effect similar to the transactions described in (i) or (ii) (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Each of Warrantors and the Company hereby confirms that it is not now engaged in discussions or negotiations with any Person other than Buyer Parent and Buyer with respect to any Proposed Acquisition Transaction. Each of Warrantors and the Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which they (or any of them) are a party relating to the Company and its Subsidiaries.
          (b) Notification. In connection with any proposal or offer of a Proposed Acquisition Transaction made after the date of this Agreement, Holdings shall attempt in good faith and to the extent practicable to notify Buyer Parent (orally or in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction and shall provide orally such details thereof as Buyer Parent may reasonably request.
     5.6 Resignation of Directors. At the Closing, Warrantors shall cause the Company to cause such of the directors of the Company and its Subsidiaries as may be notified by Buyer to Holdings no less than five days prior to the Closing Date to tender in writing a resignation and release from the applicable Board of Directors of the Company and its Subsidiaries (collectively, the “Resignations and Releases”), in each case, in form reasonably satisfactory to Buyer Parent.
     5.7 Transfer of Excluded Assets. At the Closing, the Company and its Subsidiaries shall, and Warrantors shall cause the Company and its Subsidiaries to, consummate the Spin-Out in accordance with the steps and procedures reasonably acceptable to Buyer Parent.
     5.8 Consummation of the Tulip Transaction. At the Closing, Holdings and Tulip shall consummate the Tulip Transaction.
     5.9 Payoff of Company Debt; Transaction Costs. Prior to the Closing, Warrantors shall cause the Company to obtain a “payoff” letter from (i) each lender of the Company or its Subsidiaries detailing the amounts owed to such lender by the Company or any of its Subsidiaries, as applicable, as of the Closing Date to satisfy in full all amounts owed to, and claims of, such lender and (ii) each Person identified pursuant to Section 3.16 detailing the amounts of Unpaid Transaction Costs owed to such Person by the Company or any of its Subsidiaries, as applicable, as of the Closing Date to satisfy in full all amounts owed to, and claims of, such Person.

     5.10 Employment Agreements. Buyer Parent undertakes that (i) each Employment Agreement which it requires the Company to enter into at Closing shall provide each of the persons listed in the definition of “Employment Agreements” in Section 1.1 with employment terms that are no less favorable overall than his employment terms at the date of this Agreement and (ii) it, and that it shall procure that Buyer and each of their respective Affiliates, shall not directly or indirectly inform or intimate to Arnoud Huisman, Bernard Dorhout, Gerrit Fransen, Peter Ketelaar, Frans Schmidt, Wim Tamminga and René van Wijk prior to Closing that it has any intention of procuring that their terms of employment should be changed.
     5.11 Registration for Resale. Pursuant to the registration rights agreement set forth on Exhibit D hereto (the “Registration Rights Agreement”), Buyer Parent shall, no later than eleven (11) months after the Closing Date, prepare and file with the SEC, a registration statement (the “Resale Registration Statement”) to enable the Sellers to resell the PRA Common Stock issued to Sellers in respect of the Stock Payment (the “Registrable Shares”) from time to time and shall use its commercially reasonable efforts to cause the SEC to declare such registration statement effective no later than twelve (12) months after the Closing Date. Prior to such registration, Sellers acknowledge that the PRA Common Stock included in the Stock Payment will be subject to the transfer restrictions described in Section 2.3. Buyer Parent shall use its commercially reasonable efforts to keep the Resale Registration Statement effective, with respect to the Registrable Shares, until the earlier of (i) twelve (12) months after the effective date of the Resale Registration Statement, (ii) the date on which all Registrable Shares are eligible for sale under paragraph (k) of Rule 144 under the Securities Act without any volume, manner of sale or other restrictions under such rule or (iii) such time as all Registrable Shares have been sold.
5.12 Capitalization of Loan Notes. If the face value of the Loan Notes (including accrued interest on the Loan Notes up to the Closing Date) exceeds the Aggregate Purchase Price, Sellers shall, immediately prior to the Closing, contribute to the capital of the Company an amount of Loan Notes (including accrued interest on the Loan Notes up to the Closing Date) so that at the time of the Closing the face value of the Loan Notes (including accrued interest on the Loan Notes up to the Closing Date) equals the Aggregate Purchase Price and Sellers shall deliver at the Closing evidence reasonably satisfactory to Buyer and Buyer Parent that such capital contribution has occurred.
ARTICLE VI.
CONDITIONS TO SELLERS’ OBLIGATIONS
          The obligations of each Seller to sell the Company Common Shares to Buyer on the Closing Date and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Holdings in accordance with Section 14.5:
     6.1 Warranties and Covenants. Each of the Warranties of Buyer Parent and Buyer contained in this Agreement shall be true and correct at and as of the date hereof and the Closing

Date as though such Warranties were made on and as of the Closing Date (except to the extent that any such Warranties were made as of a specified date, which Warranties shall continue on the Closing Date to have been true in all respects as of such specified date), except where failure to be true and correct does not, individually and in the aggregate with other breaches, result in a Buyer Parent Material Adverse Effect. Buyer Parent and Buyer shall have performed in all material respects, on or before the Closing Date, all covenants and obligations under this Agreement that by the terms hereof are required to be performed by them on or before the Closing Date.
     6.2 No Proceedings or Litigation. No Action by any Governmental Entity or any other Person shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated hereby or by the Ancillary Agreements. No Law of the United States or The Netherlands shall be in effect which prohibits the transactions contemplated hereby or makes the consummation of the transactions contemplated hereby illegal.
     6.3 Approvals from Banks. The Company and its Subsidiaries shall have obtained consents from their financing banks for the transactions contemplated by this Agreement including any requisite waivers.
     6.4 Material Changes. Between the date of this Agreement and Closing, there shall not have been any Company Material Adverse Change.
ARTICLE VII.
CONDITIONS TO BUYER’S AND BUYER PARENT’S OBLIGATIONS
          The obligations of Buyer and Buyer Parent to purchase the Company Common Shares from Sellers and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer Parent in accordance with Section 14.5:
     7.1 Warranties and Covenants. Each of the Warranties contained in Article III that is qualified by materiality shall be true and correct at and as of the date hereof and the Closing Date as though such Warranties were made on and as of the Closing Date (except to the extent that any such Warranties were made as of a specified date, which Warranties shall continue on the Closing Date to have been true in all respects as of such specified date), except where failure to be true and correct does not, individually and in the aggregate with other breaches, result in a Company Material Adverse Effect. The Company and its Subsidiaries, and each Warrantor shall have performed in all material respects, on or before the Closing Date, all covenants and obligations under this Agreement that by the terms hereof are to be performed by it on or before the Closing Date.
     7.2 No Proceedings or Litigation. No Action by any Governmental Entity or any other Person shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated hereby or by the Ancillary Agreements. No Law of the United

States or The Netherlands shall be in effect which prohibits the transactions contemplated hereby or makes the consummation of the transactions contemplated hereby illegal.
     7.3 Material Changes. Since the date of this Agreement until the Closing, there shall not have been any Company Material Adverse Change.
     7.4 Termination of Shareholders’ Agreement. The Company shall have terminated the Shareholders’ Agreement dated 27 December 2002 relating to the Company to which it is a party and the Company and its Subsidiaries shall have been fully released from any and all obligations related to such agreements in a manner acceptable to Buyer Parent.
     7.5 Consummation of the Spin-Out and the Tulip Transaction. The Company, Holdings, and Tulip, as applicable, shall have consummated the Spin-Out and the Tulip Transaction on terms reasonably acceptable to Buyer Parent, and, with respect to any documentation with respect to the Spin-Out that was not delivered on the date hereof, Buyer Parent shall be reasonably satisfied, in its sole and absolute discretion, with such documentation and that no Excluded Assets shall remain with the Company or any of its Subsidiaries.
     7.6 Material Changes. Since the date of this Agreement through the Closing, there shall not have been any Company Material Adverse Change.
     7.7 Financial Statements. The Sellers shall have delivered to Buyer Parent the Financial Statements, reconciled to GAAP in accordance with Section 5.1(a)(vii).
     7.8 No Resignations. The Company shall not have received notice of resignation from any of the persons listed in the definition of “Employment Agreements” in Section 1.1 or from Arnoud Huisman or from three or more of Bernard Dorhout, Gerrit Fransen, Peter Ketelaar, Frans Schmidt, Wim Tamminga and René van Wijk, provided that this condition shall not apply if Buyer Parent breaches the provisions of clause 5.10.
ARTICLE VIII.
CLOSING
     8.1 Closing. Upon the terms and conditions set forth herein, and subject to Section 14.1, the closing of the transactions contemplated herein (the “Closing”) shall occur on the Closing Date at the offices of Lovells, Frederiksplein 42, 1017 XN Amsterdam (or by the exchange of documents and instruments by mail, courier, facsimile or telecopy and wire transfer to the extent mutually acceptable to the parties hereto) or such other place or time agreed to by Holdings and Buyer Parent. If Sellers fail to comply with their obligations under this Article VIII on the Closing Date, Buyer, and, if Buyer fails to comply with its obligations under this Article VIII, Sellers, shall be entitled:
          (a) to elect to proceed to Closing so far as reasonably practicable and set another date on which the defaulting party must comply with those obligations which it has failed to comply with on the Closing Date; or

          (b) to postpone Closing to a day not more than 7 days after the Closing Date; or
          (c) if the non-defaulting party reasonably considers the failure of the defaulting party to comply with its obligations material, to terminate this Agreement by giving notice of termination to the Seller with immediate effect, in which case Section 8.4 shall apply.
     8.2 Buyer Closing Deliveries. Buyer shall at Closing
          (a) deliver to Holdings (as the Sellers’ Representative) a certificate executed by the Secretary of Buyer Parent and Buyer certifying as of the Closing Date (i) a true and correct copy of the Organizational Documents of Buyer Parent and Buyer and (ii) a true and correct copy of the resolutions of the Board of Directors of Buyer Parent and Buyer authorizing the execution, delivery and performance of this Agreement by Buyer Parent and Buyer and the consummation of the transactions contemplated hereby;
          (b) deliver to Holdings (as the Sellers’ Representative):
               (i) the Ancillary Agreements, duly executed by Buyer Parent and Buyer, as applicable; and
               (ii) stock certificates in the names of the Sellers in respect of the respective amounts of PRA Common Stock set against their names in column 2 of part C of Schedule 1;
          (c) together with Sellers, procure the execution of the Deed of Transfer by the Notary. The transfer of the Company Common Shares shall be recorded in the Company’s shareholders’ register. Sellers and Buyer agree that the Notary shall not execute the Deed of Transfer until the Notary will have confirmed in writing that he has received in the Notary’s Third Party Account an aggregate amount of cash equal to the sum of (i) the Closing Cash Amount as set forth in Section 2.1(c)(i) (less the amount required to be paid into the Retention Escrow Fund and the Adjustment Escrow Fund), (ii) the Share Consideration and (iii) the Bank Borrowings; and
          (d) pay to the Notary’s Third Party Account, in accordance with the Funds Flow Letter, an aggregate amount of cash equal to the Closing Cash Amount as set forth in Section 2.1(c)(i) (less the amount required to be paid into the Retention Escrow Fund and the Adjustment Escrow Fund), shall pay to the Escrow Agent the Retention Escrow Fund and the Adjustment Escrow Fund, and shall issue or cause to be issued the PRA Common Stock, as set forth in Section 2.1(c)(ii), to Sellers.
     8.3 Seller Closing Deliveries. Sellers shall at Closing:
          (a) together with Buyer, procure the execution of the Deed of Transfer by the Notary which shall include the Company acknowledging the transfer of the Company Common Shares;

          (b) deliver to Buyer Parent and Buyer, with respect to the Company and its Subsidiaries, as applicable:
               (i) a certificate executed by an officer of the Company certifying as of the Closing Date (A) a true and correct copy of the Organizational Documents of the Company and (B) a true and correct copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the transactions contemplated hereby;
               (ii) the Resignations and Releases;
          (c) deliver to Buyer Parent and Buyer:
               (i) the Ancillary Agreements, duly executed by the Company and Sellers (if party thereto);
               (ii) each of the Employment Agreements, duly executed by the employee parties thereto, provided that Buyer Parent has complied with its undertakings under Section 5.10 to ensure that each such employee party’s terms are on a basis which is no less favorable overall than his employment terms at the date of this Agreement;
               (iii) with respect to each bank account and safe deposit box of the Company and its Subsidiaries, signature cards or similar documents granting signing authority or similar capacity to each of up to two individuals nominated by Buyer before Closing;
               (iv) the Loan Notes and assignments of them to Buyer, duly executed by the relevant Sellers;
               (v) the warrant certificates in respect of the warrants issued by the Company; and
               (vi) evidence reasonably satisfactory to Buyer that, on repayment of the Bank Borrowings at Closing, the relevant banks will release all security in respect of the Bank Borrowings.
     8.4 Consequences of Action under Section 8.1. If Closing is postponed to another date in accordance with Section 8.1, the provisions of this Agreement apply as if that other date were the Closing Date and references to the Closing Date will be construed as if they were references to that other date. If this Agreement is terminated in accordance with Section 8.1:
          (a) each party shall promptly and in any event within seven days of the termination redeliver all documents relating to Confidential Information to the party from which they were received; and

          (b) all further rights and obligations of each party under this Agreement shall terminate, except for the obligations under 14.3, 14.4, 14.9 and 14.11, but without prejudice to the prior rights and obligations of the parties.
ARTICLE IX.
ACTIONS BY SELLERS, BUYER PARENT, BUYER AND THE COMPANY AFTER CLOSING
     9.1 Further Assurances. Following Closing, the Sellers agree at the request of Buyer to execute such documents, instruments or conveyances as may be required to vest the full benefit of this Agreement in Buyer. In so far as the Sellers incur any reasonable costs or expenses in so doing, Buyer shall reimburse them as to one half of the total amount thereof and Sellers shall be entitled to have released to them from the Retention Escrow Fund an amount equal to one half thereof (and in such event the shares of Warrantors in the Retention Escrow Fund shall be reduced in accordance with Section 9.3).
     9.2 Release of the Retention Escrow Fund.
          (a) On the date that is twelve (12) months after the date hereof, Holdings and Buyer Parent shall jointly instruct the Escrow Agent to release to Holdings for distribution to Warrantors (in accordance with the Distribution Amount for each Warrantor) the portion of the Retention Escrow Fund (including any accrued interest thereon) in excess of an amount equal to (A) €3,000,000 plus (B) an amount equal to the aggregate of all Relevant Claims that are properly asserted and pending on such date. Promptly upon the resolution of any such pending Relevant Claim, the Escrow Agent shall release to Holdings for distribution to Sellers any portion of the Retention Escrow Fund (including any accrued interest thereon) retained in respect of such pending Relevant Claim remaining after the resolution of such pending Relevant Claim.
          (b) On the date that is twenty-four (24) months after the date hereof, Holdings and Buyer Parent shall jointly instruct the Escrow Agent to release to Holdings for distribution to Warrantors (in accordance with the Distribution Amount for each Warrantor) the portion of the Retention Escrow Fund (including any accrued interest thereon) in excess of an amount equal to (A) €1,500,000 plus (B) an amount equal to the aggregate of all Relevant Claims that are properly asserted and pending on such date. Promptly upon the resolution of any such pending Relevant Claim for indemnification, the Escrow Agent shall release to Holdings for distribution to Sellers any portion of the Retention Escrow Fund (including any accrued interest thereon) retained in respect of such pending Relevant Claim remaining after the resolution of such pending Relevant Claim.
          (c) On the date that is thirty-six (36) months after the Closing Date, Holdings and Buyer Parent shall jointly instruct the Escrow Agent to release to Holdings for distribution to Warrantors (in accordance with the Distribution Amount for each Warrantor) all or any remaining portion of the Retention Escrow Fund (including any accrued interest thereon) less an amount equal to the aggregate of all Relevant Claims that have been properly asserted prior to such date and remain pending and unresolved on such date. Thereafter, in the event and to the extent that the remaining portion of the Retention Escrow Fund (including any accrued interest thereon) exceeds the aggregate amount of all unresolved pending Relevant Claims, the Escrow Agent shall release to Holdings for distribution to Sellers any such excess amount.
     9.3 Treatment of Amounts Released from the Retention Escrow Fund. Any amounts released by the Escrow Agent to Holdings pursuant to Sections 9.2(a)-(c) for distribution to Sellers shall be distributed by Holdings to each of the Warrantors (in accordance with the Distribution Amount for each Warrantor). In so far as the Warrantors are obliged under this Agreement to settle any cost or indemnify Buyer, Buyer Parent, the Company or its Subsidiaries against any costs, they shall be entitled to release from the Retention Escrow Fund the amount thereof. If any costs or expenses incurred by the Warrantors is released to them from the Retention Escrow Fund in accordance with the terms of this Agreement, the respective share of each Warrantor in the Retention Escrow Fund shall be reduced by such proportion of the total costs as is equal to their proportionate entitlement to the Retention Escrow Fund as at Closing (save that, if in the case of any Warrantor such reduction would exceed his remaining share of the Retention Escrow Fund, the shares of the other Warrantors shall be further reduced by the amount of such excess divided between them in ratio to their said proportionate entitlements as at Closing).
     9.4 Instructions to the Escrow Agent. Each party undertakes to give all such instructions to the Escrow Agent as may be necessary to give effect to the terms of this Agreement.
     9.5 Amounts Payable to the Escrow Agent. If any amount becomes payable by Sellers or Warrantors to the Escrow Agent pursuant to either the Adjustment Escrow Agreement or the Retention Escrow Agreement and either such amount does not fall under the relevant agreement to be released from the Adjustment Escrow Fund or the Retention Escrow Fund or the amount remaining in the relevant fund is insufficient to meet the required payments, Warrantors agree that they shall make such payments (or, as the case may be, pay the amount of the insufficiency) in proportion to their proportionate entitlement to the Retention Escrow Fund as at Closing.
ARTICLE X.
DURATION AND CONDUCT OF CLAIMS
     10.1 Survival of Claims.
          (a) Warranty Claims. The Warrantors shall have no liability in respect of any Warranty Claim unless Buyer Parent has served on Holdings a written notice (in accordance with Section 10.4(a)) on or before the second anniversary of the Closing Date giving such details of the claim as Buyer or Buyer Parent then has including their best estimate of the amount of the liability of the Warrantors in respect thereof.
          (b) Other Claims. The Warrantors shall have no liability in respect of any Other Claim unless a Buyer or Buyer Parent has served on it a written notice (in accordance with

Section 10.4(a)) on or before the third anniversary of the Closing Date giving such details of the Other Claim as Buyer or Buyer Parent then has including their then best estimate of the amount of the liability of the Warrantors in respect thereof.
          (c) Buyer Warranties. Buyer Parent and Buyer shall have no liability in respect of any Buyer Warranty Claim unless Holdings has served on either of them a written notice (in accordance with Section 10.4(a)) on or before the second anniversary of the Closing Date giving such details of the claim as Warrantors then have including the Warrantors’ best estimate of the amount of the liability of Buyer Parent and Buyer.
     10.2 Fraud. Nothing in this Agreement has the effect of limiting or restricting a Person’s liability under this Agreement arising as a result of any fraud and in such cases, any claim made shall be subject to the applicable limitation periods imposed by Law.
     10.3 Tax Treatment. Any payments made by the Warrantors to Buyer or Buyer Parent in respect of a Relevant Claim from the Retention Escrow Fund shall be treated for Tax purposes by the parties hereto as a reduction to the Aggregate Purchase Price.
     10.4 Defense of Claims.
          (a) If any claim is received by or any matter or circumstance comes to the attention of either Buyer or Buyer Parent which is likely to result in a Relevant Claim (which shall for the purposes of this Section 10.4 not include a claim under the Tax Indemnity) or if any claim is received by or any matter or circumstance comes to the attention of the Warrantors which is likely to give rise to a Buyer Warranty Claim, the relevant party (which shall be Buyer or Buyer Parent in the case of a possible Relevant Claim and the relevant Warrantor in the case of a possible Buyer Warranty Claim, each being referred to as “Claimant” in this Section 10.4) shall give written notice (where Buyer or Buyer Parent is the Claimant) to Warrantors or (where any of the Warrantors is the Claimant) to Buyer Parent (each being referred to as “Recipient” in this Section 10.4) of the relevant claim, matter or circumstance as soon as reasonably practicable following and in any event within seven days of the Claimant becoming aware of the same. The relevant written notice (the “Claim Notice”) must contain (x) a description and the Claimant’s best estimate of the amount of the liability incurred or reasonably expected to be incurred by the Claimant, and (y) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Claimant. The failure of any Claimant to comply with the foregoing provisions shall not affect its right to damages or an indemnity (as the case may be) hereunder, except to the extent that the Recipient is actually prejudiced by such non-compliance. The Claimant shall promptly, following the service of a Claim Notice, give to the Recipient all such information and access to personnel as the Recipient may reasonably request to enable it to investigate thoroughly the relevant claim and its potential liability in respect thereof.
          (b) In the case of any such claim by a third party (a “Third-Party Claim”), the Recipient shall be entitled and, if it so elects, shall be obligated to participate in or take control of the defense and investigation of such Third-Party Claim (unless the Recipient is also a party to such Third-Party Claim and the Claimant determines in good faith, upon the advice of outside counsel, which shall be promptly made available to the Recipient, that a material conflict of interest exists between the Claimant and the Recipient with respect to such Third-Party Claim) and to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Claimant to handle and defend the same, compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Claimant, such consent not to be unreasonably withheld or delayed. Provided that the Recipient shall indemnify the Claimant or the Company or relevant Subsidiary of the Company (as the case may be) against all reasonable costs and expenses incurred by them as a result of the Recipient taking conduct of the Third-Party Claim.
          (c) If the Recipient fails to notify the Claimant in writing of its election to assume the defense of such Third-Party Claim in accordance with this Section 10.4 within 21 days after delivery of the Claim Notice, the Claimant against which such Third-Party Claim has been asserted shall have the right to undertake the defense, compromise and settlement of such Third-Party Claim; provided that (x) the Claimant shall take and procure that the Company and it Subsidiaries take all such action as the Recipient may reasonably request to avoid, dispute, resist, appeal or compromise the Third-Party Claim, subject to the Claimant or the Company or relevant Subsidiary being indemnified against all reasonable costs and expenses properly incurred by them as a result of so doing, and (y) such Third-Party Claim shall not be compromised or settled without the written consent of the Recipient, which consent shall not be unreasonably withheld or delayed. In the event the Recipient assumes the defense of the claim, the Recipient shall keep the Claimant reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Claimant assumes the defense of the claim, the Claimant shall keep the Recipient reasonably informed of the progress of any such defense, compromise or settlement.
ARTICLE XI.
INDEMNITY
     11.1 General Indemnification. Subject to Section 10.1(b) and the applicable limitations set forth in Article XIII, Warrantors shall indemnify and hold Buyer Parent, Buyer, the Company and its Subsidiaries harmless against all actions, claims, demands, liabilities and losses arising and against all costs and expenses reasonably incurred in connection with:
          (a) any claim by any Person for any finder’s fee, brokerage fee or commission or similar payment based upon any agreement or understanding alleged to have been made by any such Person with the Company or any of its Subsidiaries or Sellers (or any Person acting on their behalf) in connection with the transactions contemplated hereby or by the Ancillary Agreements; and
          (b) any Excluded Liability.
     11.2 Cap Gemini Indemnification. Subject to Section 10.1(b) and the applicable limitations set forth in Article XIII, Warrantors shall indemnify and hold Buyer Parent, Buyer,

the Company and its Subsidiaries harmless against all actions, claims, demands, liabilities and losses arising in connection with the termination of the currently existing IT outsourcing contract between the Company and Cap Gemini Outsourcing, in so far as the actions, claims, demands, liabilities and losses so arising exceed in the aggregate €300,000.
     11.3 Control of Claims. Buyer and Buyer Parent undertake to procure that the Company shall allow Holdings in the name of the Company to take complete control of the conduct, handling and settlement of all claims, demands and actions connected with the termination referred to in Section 11.2 and Buyer and Buyer Parent shall in any event procure that the Company takes all such action as Holdings may reasonably require in relation thereto. The first €50,000 of the costs, fees and expenses reasonably incurred by Holdings in connection with that termination shall be borne by Warrantors and Buyer Parent in equal proportions and Warrantors shall bear any such costs, fees and expenses in excess of €50,000. Warrantors shall be entitled to have released to them from the Retention Escrow Fund an amount equal to any such costs, fees and expenses which Warrantors are required to bear (and in such event the shares of Warrantors in the Retention Escrow Fund shall be reduced in accordance with Section 9.3). The provisions relating to conduct of claims in relation to the subject matter of this clause shall override those of clause 10.4.
     11.4 Settlement from Retention Escrow Fund. For the avoidance of doubt, any liability of Warrantors under the indemnities in Sections 11.1 and 11.2 will be settled out of the Retention Escrow Fund as provided in Section 13.1(a)(i).
ARTICLE XII.
TAX INDEMNITY
     12.1 Tax Indemnification and Other Tax Matters.
          (a) Notwithstanding anything to the contrary in this Agreement, Warrantors jointly and severally undertake to pay Buyer (A) an amount equal to any liability of the Company and any of its Subsidiaries in respect of (i) any and all Taxes of the Company and any of its Subsidiaries (a) with respect to all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Period”) and (b) with respect to any Tax period beginning before the Closing Date and ending after the Closing Date (the “Straddle Period”) but only with respect to the portion of such Tax period up to and including the Closing Date (such portion shall be referred to herein as the “Pre-Closing Partial Period” and the portion of such Tax period after the Closing Date shall be referred to herein as the “Post-Closing Partial Period”), (ii) any and all Taxes of the Company or any of its Subsidiaries arising from the Spin-Out, (iii) any Taxes arising from any breach of any warranty set forth in Sections 3.19 or 3.5(q), and (B) an amount equal to any and all Taxes of any member of a consolidated, combined or unitary group of which the Company and any of its Subsidiaries (or any of their predecessors) are or were a member on or before the Closing Date, including but not limited to, liabilities as meant in Section 39 (for corporate income tax purposes) and Section 43 (for VAT) of the Dutch Collection Act 1990 (Invorderingswet 1990) and liabilities imposed as a result of US Treasury Regulation Section 1.1502-6 or any similar provision of foreign, state or local law. For the purposes of this Section 12.1(a), references to any amounts in respect of Taxes shall be deemed to include amounts that would have been payable but for the set-off or other utilization of any loss, deduction or credits realized in, or attributable to, a period that ends after the Closing Date.
          (b) For purposes of allocating Taxes between a Pre-Closing Partial Period and a Post-Closing Partial Period, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Partial Period shall (i) in the case of any property or ad valorem Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Partial Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Tax, including any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Straddle Period ended on the Closing Date.
          (c) After the Closing Date, Buyer Parent shall procure that the Company and its Subsidiaries shall prepare and file all Returns in respect of Taxes for Pre-Closing Periods (for the purposes of this section 12.1(c) including Returns relating to Straddle Periods) that are filed after the Closing. Such Pre-Closing Returns, which are corporate income tax returns, shall be sent to Holdings for prior approval, which approval is not to be unreasonably withheld, conditioned or delayed. If Holdings does not provide Buyer Parent with its comments within 21 days after receipt of the request for approval then it shall be deemed to have given its approval. If Holdings disagrees with the Pre-Closing Return to be submitted, it shall notify Buyer Parent of such disagreement in writing and the notice shall include a reasonably detailed description of the disagreement and its legal basis. Buyer Parent and Holdings shall use their respective reasonable efforts to resolve any such disagreement, and if no resolution is achieved within one (1) month, Holdings and Buyer Parent shall mutually select an independent accounting firm in Amsterdam, The Netherlands, to resolve the disagreement, and such firm’s determination of the issue for which there is disagreement shall be final and binding on Holdings and Buyer Parent. All Pre-Closing Returns (other than corporate income Returns) shall be prepared diligently and in good faith in a manner consistent with past practices (except as otherwise required by applicable law) and in a manner that takes into account the Sellers’ interests (and, if the Return is prepared for a Straddle Period, the interests of the Company and its Subsidiaries).
          (d) Buyer, Buyer Parent and each Warrantor agree to give prompt notice to each other of any proposed adjustment to Taxes of the Company or any Subsidiary (including an adjustment to the amount of Tax losses) for any Pre-Closing Period or any Straddle Periods, provided that the failure of a party to give such prompt notice shall not relieve any party hereto of its indemnification obligations under this Article XII, except to the extent that such party is actually prejudiced thereby. Buyer, Buyer Parent and the Warrantors shall cooperate with each other in the conduct of any audit or other proceeding involving the Company or any Subsidiary for a Pre-Closing Period or a Pre-Closing Partial Period and unless Holdings, on behalf of the Warrantors, agrees to control such audit or proceeding in accordance with this Section 12.1(d), Buyer Parent (or its designee) shall have the right to control any such audit or other proceeding, whereby Buyer Parent (or its designee) shall consider the Sellers’ interests diligently and in good faith and take into account any and all reasonable written requests from Holdings unless such requests prejudice the interests of the Company or the relevant Subsidiary in any material respect. Holdings, on behalf of the Warrantors, shall have the right to control the conduct of any audit or proceeding for any Pre-Closing Period which proposes any adjustment to the Taxes (as opposed to an adjustment for the amount of Tax losses) of the Company or any Subsidiary for any Pre-Closing Period if each Warrantor agrees in writing that any resulting Tax (and related Other Claim) that arises with respect to the Pre-Closing Period or the Pre-Closing Partial Period is covered by the indemnity set forth in Section 12.1(a) of this Agreement (such audit or proceeding, a “Warrantors’ Contest”) provided that: (i) Holdings, on behalf of the Warrantors, shall keep Buyer Parent informed regarding the progress and substantive aspects of any Warrantors’ Contest, (ii) Holdings shall defend such Warrantors’ Contest diligently and in good faith as if it were the only party with an interest in such Warrantors’ Contest, (iii) Buyer Parent (or its designee) shall be entitled to participate at its own expense, in such Warrantors’ Contest and receive written copies of any written materials relating to such Warrantors’ Contest received from the relevant taxing authority and (iv) Holdings, on behalf of the Warrantors, shall not compromise or settle any Warrantors’ Contest, without obtaining Buyer Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the amount in dispute in connection with any Warrantors’ Contest, after taking into account any interest, penalty, addition to Tax that may be imposed by any Governmental Entity with respect to a Pre-Closing Period or a Pre-Closing Partial Period, is greater than two hundred percent (200%) of the remaining portion of the Retention Escrow Amount (excluding any portion thereof equal to the amount of outstanding Relevant Claims which have not been settled, which is referred to as an “Encumbered Portion”), Buyer Parent (or its designee) shall have the right to assume control of a Warrantors’ Contest from Holdings and shall have the right to direct and settle such Warrantors’ Contest (a “Buyer Controlled Warrantors’ Contest”), provided if the remaining portion of the Retention Escrow Amount that is not an Encumbered Portion is sufficient to cover at least fifty percent (50%) of the amount to be paid in settlement of such claim, after taking into account any interest, penalty, additions to Tax and other related costs, then Buyer Parent shall not settle a Buyer Controlled Warrantors’ Contest without obtaining the written consent of Holdings (on behalf of the Warrantors), such consent not to be unreasonably withheld, conditioned or delayed. In determining whether consent is unreasonably withheld or conditioned with respect to any proposed settlement by a party under this subsection, the merits of the matters at issue shall be considered (and thus it shall not be reasonable for a party to withhold consent, for example, if the merits clearly favor the settlement position for which consent is requested), as well as the relative amount of Taxes that would be paid by Warrantors (through the Retention Escrow Amount) on the one hand and Buyer, Buyer Parent, the Company and its Subsidiaries (without a compensating payment from Warrantors), on the other hand. To the extent that there is a conflict between the provisions of Section 10.4 and this Section 12.1(d), this Section 12.1(d) will take precedence if the claim is made under the Tax Indemnity.
          (e) Promptly after the Company and its Subsidiaries or Buyer Parent or Buyer acquires actual knowledge of an amount of Taxes of the Company and its Subsidiaries due and unpaid with respect to any Pre-Closing Period or Straddle Period, Buyer Parent shall and shall procure that the Company and its Subsidiaries shall give notice of their claim with respect thereto to Holdings, which shall include details of the amount of such Taxes to be paid with respect to any Pre-Closing Period or the amount of such Taxes allocable to the Pre-Closing Partial Period and enclose a copy of the relevant portion of the Return in connection with such claim. Warrantors shall pay from the Retention Escrow Fund the amount of such Taxes to the Company, the Company’s Subsidiary or Buyer Parent, as the case may be, on the later of (i) the third day before the date on which such Taxes became due and (ii) the thirtieth day after the receipt of such notice, provided that Warrantors shall not be required to pay such Taxes to the extent that a provision or reserve for such Taxes is set forth in the Working Capital Statement and taken into account in determining the Closing Working Capital (but excluding any provision or reserve for deferred Taxes established to reflect timing differences between book ant Tax income). If Holdings disagrees with the computation of such amount, it shall notify Buyer Parent of such disagreement in writing. Buyer Parent and Holdings shall use their respective reasonable efforts to resolve any such disagreement, and if no resolution is achieved within one (1) month, Holdings and Buyer Parent shall mutually select an independent accounting firm in Amsterdam, The Netherlands, to resolve the disagreement. Such firm’s determination of the issue which is the subject of such disagreement shall be final and binding on Holdings and Buyer Parent. Upon resolution or determination of such issue, there shall be made a payment, if necessary, between Buyer Parent, on the one hand, and Holdings, on the other hand, in order to take into account the results of such resolution or determination.
          (f) Except as set forth in Section 12.1(d), none of Holdings, Buyer Parent, Buyer, the Company and the Company’s Subsidiaries may settle or otherwise resolve any claim, audit or processing involving Taxes of the Company or its Subsidiaries for Pre-Closing Period or Pre-Closing Partial Period without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. The covenants in this Article XII shall cease to apply with respect to Buyer Parent, Buyer and the Company and its Subsidiaries once all funds in the Retention Escrow Fund are released.
          (g) Holdings and Buyer Parent and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Company and its Subsidiaries as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.
          (h) In the event of a Tax refund granted to or a Tax benefit of a similar nature for the Sellers or any of its Tax Affiliates resulting from events relating to Buyer Parent, Buyer or the Company or any of its Subsidiaries in a period ending after the Closing Date (excluding a Pre-Closing Partial Period), including, but not limited to, carry-back of losses, tax credits or other off-sets, the Sellers shall fully compensate Buyer for the amount of the Tax refund or Tax benefit. The parties hereto agree that any such compensation will be treated by Buyer and Sellers on their Returns as adjustments to the Aggregate Purchase Price.
          (i) The Tax Indemnity obligation of the Warrantors under this Article XII shall be reduced by the amount of any Pre-Closing Tax Refund net of any Taxes or expenses incurred in connection with the receipt of such Pre-Closing Tax Refund (excluding expenses that

Holdings pays pursuant to the penultimate sentence of this section 12.1 (i)). A “Pre-Closing Tax Refund” is a refund of Taxes (other than corporate income taxes) previously paid by the Company or its Subsidiaries with respect to a Pre-Closing Period or a Pre-Closing Partial Period excluding (i) the amount of any refund that is taken into account in determining Closing Working Capital and (ii) refunds, if any, that arise from carrybacks of an item of loss, deduction, credit or other tax benefit which arises after the Closing Date. Notwithstanding anything to the contrary in this Agreement, none of Buyer, Buyer Parent, the Company and the Company’s Subsidiaries shall be required actively to review whether possibilities exist to obtain a Pre-Closing Tax Refund and the foregoing shall only be required to file for or take any action to obtain any Pre-Closing Tax Refund if and when any of the foregoing has become aware that it is entitled to the same and Holdings (which shall be informed by the foregoing promptly of any such entitlement of which any of the foregoing becomes aware if a claim is made or has been made under Section 12 (1) (a)) has confirmed in writing that it would like Buyer, Buyer Parent, the Company or any of its Subsidiaries to take such action and that Holdings shall fully reimburse from the Retention Escrow Fund all reasonable costs associated therewith. The parties hereto agree that any such compensation will on their Returns be treated as adjustments to the Aggregate Purchase Price.
          (j) Warrantors agree that Buyer Parent and any of its Affiliates may make an election under Section 338(g) of the Code with respect to the acquisition of the Company and its Subsidiaries. Buyer Parent and Buyer shall indemnify, save and hold harmless each Seller from and against any Taxes, costs or expenses arising in connection with the filing of any elections under Section 338(g) of the Code. Notwithstanding the foregoing, no Seller shall be entitled to any amount, or able to make an indemnity claim, under this Section 12.1(j) if the Company or any of its Subsidiaries organized under the laws of a country other than the United States is or was a “controlled foreign corporation” or a “passive foreign investment company” within the meaning of the Code prior to Buyer’s acquisition of the Company.
     12.2 Buyer’s Right of Offset. Notwithstanding anything in this Agreement to the contrary, Buyer and Buyer Parent may withhold and set off against any and all amounts due to Warrantors under this Agreement and/or the Ancillary Agreements any and all amounts as to which Holdings and Warrantors are obligated to indemnify Buyer pursuant to any provision of this Article XII or pursuant to Section 14.11.
ARTICLE XIII.
LIMITATION ON CLAIMS
     13.1 Limitations of Liability.
          (a) Liability for Relevant Claims.
               (i) Limitation on Relevant Claims. The maximum aggregate liability of the Warrantors for Relevant Claims shall not exceed the amount available from time to time in the Retention Escrow Fund. For the avoidance of doubt, Buyer and Buyer Parent shall only have recourse to Warrantors in respect of any Relevant Claim from or out of the Retention Escrow

Amount. Each Warrantor shall be entitled to such percentage of the funds from time to time released from the Retention Escrow Fund as is set out against his or its name in column 5 of part C of Schedule 1.
               (ii) Warrantor Threshold. The Warrantors shall only be liable in respect of a Warranty Claim if the amount of the Warranty Claim exceeds €25,000 (a “Warrantor Ranking Breach”) and the aggregate of all Warrantor Ranking Breaches exceeds €250,000 (the “Warrantor Ranking Breach Threshold”), in which case Buyer shall be entitled to recover the whole amount of any Warranty Claims which constitute Warrantor Ranking Breaches and not only the amount in excess of the Warrantor Ranking Breach Threshold.
          (b) Liability for Buyer Warranty Claims.
               (i) Limitation on Buyer Warranty Claims. The maximum aggregate liability of Buyer Parent and Buyer for Buyer Warranty Claims shall not exceed €2,000,000. Buyer Warranty Claims relating to Warranties contained in Section 4.4 are not subject to such limitation and shall be fully reimbursable.
               (ii) Buyer Threshold. Buyer Parent and Buyer shall only be liable in respect of a Buyer Warranty Claim if the amount of the claim resulting from the Buyer Warranty Claim exceeds €25,000 (a “Buyer Ranking Breach”) and the aggregate of all Buyer Ranking Breaches exceeds €250,000 (the “Buyer Ranking Breach Threshold”), in which case Seller Parties shall be entitled to recover the whole amount of any Buyer Warranty Claims which constitute Buyer Ranking Breaches and not only the amount in excess of the Buyer Ranking Breach Threshold. All Buyer Warranty Claims with respect to the Warranties contained in Section 4.4 are not subject to the Buyer Ranking Breach or Buyer Ranking Breach Threshold and shall be fully reimbursable.
     13.2 No Rescission. Other than pursuant to any right expressly set out in this Agreement Buyer and Buyer Parent shall not, and waive any right they may have to, annul, rescind or dissolve this Agreement or any Ancillary Agreements.
     13.3 No Reliance. Buyer and Buyer Parent hereby acknowledge that when entering into this Agreement they did not and do not rely on any statement or representation (whether negligent or innocent) or warranty or other provision (in any case, whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to them shall be a claim for breach of contract under this Agreement, save that this provision does not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by fraud, for which the remedies shall be all those available under English law. Without limiting the generality of the previous sentence, Buyer acknowledges that any information supplied by the Company and/or the Sellers in connection with the business and affairs of the Company (whether before or after the date hereof) shall not be treated as a representation, warranty or guarantee of the accuracy or completeness thereof and shall not constitute any right to claim and Buyer waives any right to claim against the Warrantors in respect thereof.
     13.4 Excluded Claims. The Sellers shall not be liable in respect of any Relevant Claim:
          (a) if and to the extent that such liability arises or is increased as a result of:
               (i) any voluntary act or omission of Buyer or Buyer Parent or the Company or its Subsidiaries or their respective successors in title after Closing otherwise than in the Ordinary Course of Business and otherwise and pursuant to a legally binding obligation incurred prior to the date of this Agreement; or
               (ii) anything done or omitted to be done by the Company or its Subsidiaries after the date of this Agreement and prior to Closing at the request of or with consent of Buyer or Buyer Parent;
               (iii) any change in law, regulation or rule or in generally accepted administrative practice of any government, governmental department, governmental agency or regulated body or any judgment delivered or occurring after Closing;
               (iv) any change after Closing in the taxation or accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets of the Company and its Subsidiaries from those used in the Financial Statements or any increase in the rates of Tax or any imposition of Tax not in effect as at the date of this Agreement or any withdrawal after the date of this Agreement of any practice or concession previously published by a Tax authority (whether or not purporting to be retrospective in whole or in part).
          (b) if and to the extent that Buyer or Buyer Parent or the Company or its Subsidiaries either (i) is entitled to claim in respect of any loss or damage suffered by any of them arising out of the Relevant Claim under the terms of any insurance policy for the time being in force and actually makes recovery in respect thereof and so that Buyer or Buyer Parent shall procure that the Company or any relevant Subsidiary shall use all reasonable endeavors to effect such recovery or (ii) would have been entitled to claim in respect of such loss or damage had the Company and its Subsidiaries maintained in force the insurance cover in force as at the date of this Agreement;
          (c) which would not have arisen but for anything expressly provided to be done or omitted to be done pursuant to this Agreement or Ancillary Agreements.
     13.5 Further Excluded Claim. In addition the Sellers shall not be liable in respect of any Relevant Claim to the extent that:
          (a) the amount by which any Tax for which the Company or any of its Subsidiaries is or may be liable to be assessed or is or may be accountable is actually reduced or extinguished in the year in which the claim arises as a direct result of the matter giving rise to such claim (taking into account all other deductions, credits and losses before taking into account any deduction, credit or loss which arises from such claim); or
          (b) the liability of the Sellers in respect of such claim is greater than it would have been if Buyer or Buyer Parent had not been in breach of Section 10.4; or
          (c) such liability arises as a result of the cessation of any business carried on by, or the winding-up of, the Company or its Subsidiaries occurring after Closing; or
          (d) such Claim relates to Tax which would not have become due but for a voluntary act of Buyer, Parent, Buyer or the Company or any of its Subsidiaries after Closing (excluding any action taken in the Ordinary Course of Business or which is contemplated in this Agreement other than any assignment effected pursuant to Section 2.1(g))) which reduces or extinguishes any Pre-Closing Relief which could have been applied against such Tax but excluding any voluntary act which is carried out in reliance on any of the Warranties that proves not to have been true and which would not have given rise to such reduction or extinguishing of Pre-Closing Relief had the Warranty been true.
     13.6 Amounts Provided for. None of the Warrantors shall be liable in respect of a Relevant Claim (which shall for the purposes of this Section 13.6 not include a claim under the Tax Indemnity) to the extent of:
          (a) any amount which is included as a liability or provision in or is otherwise reflected in respect of the subject matter of such Relevant Claim; or
          (b) any amount by which the valuation of any asset has been reduced to take account of the subject matter of such Relevant Claim, in the Financial Statements or the Post-Closing Statements. If any Relevant claim is made Buyer Parent and Buyer shall procure that the Warrantors are given reasonable access to the working papers underlying the Financial Statements and the Post-Closing Statements.
     13.7 Disclosure. Buyer shall not have the right to claim a breach of any of the Warranties in the event that the information underlying such Relevant Claim was disclosed by (i) the Disclosure Schedule in sufficient detail to enable Buyer and Buyer Parent to understand the import thereof or (ii) this Agreement or any Ancillary Agreement.
     13.8 No Known Breaches. Buyer and Buyer Parent acknowledge and confirm that at the time of entering into this Agreement they are not actually aware of any breach of any of the Warranties other than as has been disclosed to Buyer in a manner specified in this Agreement, such as could give rise to a Relevant Claim. Sellers acknowledge and confirm that at the time of entering into this Agreement they are not actually aware of any breach of any of the Buyer Warranties other than as has been disclosed to the Sellers in a manner specified in this Agreement, such as could give rise to a Buyer Warranty Claim.

     13.9 Only Buyer May Claim. The Warranties shall be actionable only by Buyer and no other party shall be entitled to make any claim or take any action whatsoever against Sellers under or arising out of or in connection with this Agreement.
     13.10 No Double Recovery. Buyer and Buyer Parent shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in between them in respect of any Relevant Claim and no liability shall attach to Warrantors under the Warranties to the extent that the same loss occasioned to Buyer by reason of such breach has been recovered under the Tax Indemnity and no liability shall attach to the Warrantors under the Tax Indemnity to the extent that the same loss has been recovered by a claim under the Warranties.
     13.11 No Claim for Losses Made Good. Sellers shall not be liable for breach of any of the Warranties to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to Buyer or Buyer Parent.
     13.12 Prior Recovery from Third Parties. Where Buyer Parent or Buyer and/or the Company or any of its Subsidiaries are at any time entitled to recover from some other Person (other than an insurer) any sum in respect of any matter giving rise to a claim under the Warranties or under any of the other provisions of this Agreement, Buyer Parent and Buyer shall, and shall procure that the Company and/or the Subsidiaries shall, undertake all reasonable steps to enforce such recovery prior to taking action against the Warrantors (other than to notify the Warrantors of the claim against them) provided that the taking of such action shall not prejudice the commercial interests of the Company and its Subsidiaries in any material respect and, in the event that Buyer Parent, Buyer or the Company and/or the relevant Subsidiary shall recover any amount from such other person, the amount of the claim against the Warrantors shall be reduced by the amount recovered, less all reasonable costs, charges and expenses incurred by Buyer Parent, Buyer or the Company or the relevant Subsidiary in recovering that sum from such other person.
     13.13 Subsequent Recovery from Third Parties. If Warrantors pay at any time to Buyer Parent, Buyer, the Company or any relevant Subsidiary an amount pursuant to a claim in respect of the Warranties or under any provisions of this Agreement (other than under Article XII) and Buyer, Buyer Parent, Company or any of its Subsidiaries subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim, Buyer and Buyer Parent shall, and shall procure that the Company or any relevant Subsidiary shall, upon becoming aware of any such entitlement, take all reasonable steps to enforce such recovery, provided that the taking of such action shall not prejudice the commercial interests of the Company and its Subsidiaries in any material respect, and shall forthwith repay to Warrantors so much of the amount paid by them to Buyer Parent, Buyer, the Company or any of its Subsidiaries as does not exceed the sum recovered from such other person less all reasonable costs, charges and expenses incurred by Buyer Parent, Buyer, the Company or the relevant Subsidiary in recovering that sum from such other person.
     13.14 Repaid Amounts. If any amount is repaid to the Warrantors by Buyer Parent, Buyer, the Company or any of its Subsidiaries pursuant to this Article XIII, an amount equal to the amount so repaid shall be deemed never to have been paid by Warrantors for the purposes of calculating Warrantors’ total aggregate liability under Section 9.1.
     13.15 Pursuance of Relevant Claims. Any Relevant Claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of the matter referred to in any relevant notification given under Section 10.4 have been commenced by being both issued and served within six months of notification to the Warrantors pursuant to Section 10.4 and such proceedings are subsequently pursued with reasonable diligence.
     13.16 Information to Warrantors. If Buyer Parent or Buyer makes any Relevant Claim or gives notice of any Relevant Claim to the Warrantors Buyer Parent and Buyer shall, and shall procure that the Company and its Subsidiaries shall, on a confidential basis solely for the purpose of enabling the Warrantors to assess the Relevant Claim or potential Relevant Claim:
          (a) use all their reasonable endeavors to procure that the auditors (past and present) of the Company and its Subsidiaries make available their audit working papers in respect of audits of the relevant company’s accounts for any relevant accounting period in connection with such Claim or potential Claim (subject to the Warrantors satisfying any hold harmless or indemnification requirements of the relevant auditors).
          (b) make available to any of the Warrantors and their respective representatives or advisers such reasonable access to the senior personnel of the Company and its Subsidiaries and to any relevant records and information as the Warrantors or any of them may reasonably request in connection with such Claim or potential Claim provided that no legally privileged information and no advice in respect of the relevant Claim shall be made available.
     13.17 Obligation to Mitigate. Nothing in this Agreement shall restrict or limit the general obligations at law of each party to mitigate any loss or damage which it may suffer in consequence of any breach of the Agreement.
     13.18 No Right of Contribution. Sellers and Tulip acknowledge and agree that, upon and after the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Tulip or Sellers whole for or on account of any Relevant Claim or any breach of any warranty or the breach or violation of, or default under, any covenant or agreement of Sellers or the Company, and Sellers shall have no right of contribution against the Company. The Sellers agree to waive the benefit of all rights which they may have against any director or employee of the Company and its Subsidiaries in respect of any reliance it may have placed on them in agreeing to any term of this Agreement or the Ancillary Agreements or preparing disclosures against the Warranties save that such waiver shall not apply in the case of fraud.
ARTICLE XIV.
MISCELLANEOUS
     14.1 Termination.

          (a) Termination. This Agreement may be terminated at any time prior to the Closing:
               (i) by mutual written consent of Buyer Parent, Buyer, the Company, and Sellers at any time;
               (ii) by either Buyer Parent and Buyer, or the Company and Sellers acting together, if the Closing shall not have occurred on or before September 30, 2006, except that neither Buyer Parent and Buyer, on the one hand, nor Sellers and the Company, on the other hand, may terminate this Agreement if the failure of the Closing to occur by such date is due to the failure of such party to perform its obligations required to be performed at or prior to the Closing;
               (iii) by Buyer Parent and Buyer, or the Company, and Sellers acting together, if there shall be any Law that makes consummation of the transactions contemplated hereby and by the Ancillary Agreements illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Entity shall have taken any Action that has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and such Action shall not be subject to appeal or shall have become final and not subject to appeal;
               (iv) if at any time between the date of this Agreement and Closing, Warrantors become aware of any fact, matter or circumstance that constitutes a material breach of any of the warranties given by Buyer and Buyer Parent in Article IV or which would have constituted such a material breach if the such warranties had been repeated at any time up to Closing, whereupon Sellers shall be entitled at any time prior to Closing to terminate this Agreement by notice in writing to Buyer and Buyer Parent. A “material breach” for the purposes of this paragraph shall be deemed only to arise where the breach in question would result or has resulted in a Buyer Parent Material Adverse Effect, such that a reasonably prudent commercial seller would not, had such breach been known to him prior to entering into it, have entered into this Agreement. Sellers shall not be entitled to exercise their right to terminate under this paragraph where the breach in question is capable of remedy and within 14 days of receiving notice of the breach, is remedied by Buyer or Buyer Parent so that Buyer Parent or the relevant Subsidiary the subject of the Buyer Parent Material Adverse Effect is in no worse position than it would have been in had there been no breach; and
               (v) if at any time between the date of this Agreement and Closing, Buyer or Buyer Parent become aware of any fact, matter or circumstance that constitutes a material breach of any of the warranties given by Sellers in Article III or which would have constituted such a material breach if such warranties had been repeated at any time up to Closing, whereupon Buyer and Buyer Parent shall be entitled at any time prior to Closing to terminate this Agreement by notice in writing to Holdings. A “material breach” for the purposes of this paragraph shall be deemed only to arise where the breach in question would result or has resulted in a Company Material Adverse Effect, such that a reasonably prudent commercial buyer would not, had such breach been known to him prior to entering into it, have entered into this Agreement. Buyer and Buyer Parent shall not be entitled to exercise its right to terminate under this paragraph where the breach in question is capable of remedy and within 14 days of receiving notice of the breach, is remedied by Sellers so that the Company or the relevant Subsidiary the subject of the Company Material Adverse Effect is in no worse position than it would have been in had there been no breach.
          (b) Procedure upon Termination. In the event of termination of this Agreement:
               (i) The provisions of the Confidentiality Agreement shall continue in full force and effect;
               (ii) Each party shall promptly and in any event within seven days of the termination redeliver all documents relating to Confidential Information to the party from which they were received; and
               (iii) All obligations of the parties hereto under this Agreement shall terminate, except for the obligations under this Section 14.1(b) and Sections 14.3, 14.4, 14.9, 14.11, and there shall be no liability of any party hereto to any other party and each party hereto shall bear its own fees, costs and expenses incurred by it or on its behalf in connection with the negotiation, preparation, execution and performance of this Agreement; provided that nothing herein will relieve any party hereto of liability for any breach of this Agreement prior to such termination, provided that such liability shall be limited to liability for direct damages actually incurred by the other party and shall not include consequential or incidental damages (including lost profits or savings). Notwithstanding the foregoing, if Sellers or Buyer or Buyer Parent terminates this Agreement pursuant to Section 14.1(a)(iv) or (v), they shall not be entitled to bring any claim against the others or have any other remedy in respect of any prior breach of the warranties contained herein.
     14.2 Assignment. The benefit of this Agreement, the Ancillary Agreements or any of the rights hereunder or thereunder may not be assigned by the Company or any Seller without the prior written consent of Buyer Parent and Buyer, or by Buyer Parent or Buyer without the prior written consent of Holdings. Without limiting the generality of the foregoing, Sellers and the Company agree to the assignment by Buyer of its rights under this Agreement to any Affiliate of Buyer Parent but such that if such Affiliate shall at any time cease to be an Affiliate of Buyer Parent, Buyer Parent shall procure that the rights previously assigned shall be further assigned to Buyer Parent or another Affiliate of Buyer Parent, and Sellers and the Company agree to execute any and all appropriate agreements or instruments that Buyer may reasonably request in order to effect or evidence such assignment or consent; provided that such assignment or consent shall not relieve Buyer of its obligations under this Agreement or increase or extend any liability or obligation of Sellers. Subject to the foregoing, this Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation hereunder.

     14.3 Notices. All notices, consents, waivers, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy upon receipt of telephonic or electronic confirmation, provided that a copy is sent by post or, if the addressee is overseas, by a generally recognized international courier service to the addressee on the date of transmission; the day after it is sent, if sent by first class post to an inland address; and the seventh day after posting, if posted to an overseas address. Provided that where, in the case of any such delivery, such delivery occurs on a day which is not a Business Day or after 6 p.m. (local time) on a Business Day, it shall be deemed to occur at 9 a.m. on the next following Business Day. In each case notice shall be sent to:

If to the Company (prior to the Closing), or to any Seller:
Hg Capital
Third Floor
Minerva House
3-5 Montague Close
London Se1 9BB
Fax: +44 20 7089 7999
Attn: Lindsay Dibden
With a copy to:
Lovells
Atlantic House
Holborn Viaduct
London EC1A 2FG
Fax: + 44 (0) 207 296 2001
Attention: Richard Ufland
If to Buyer Parent, Buyer or the Company (after the Closing), addressed to:
c/o PRA International
12120 Sunset Hills Road
Suite 600
Reston, Virginia 20190
Fax: 703.464.6301
Attention: Patrick K. Donnelly (Chief Executive Officer)
With copies to:
Latham & Watkins LLP
555 11th Street, NW
Suite 1000
Washington, DC 20004
Fax: 202.637.2201
Attention: Joel H. Trotter
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.
     14.4 Jurisdiction and Governing Law. This Agreement shall be construed and enforced in accordance with the laws of England, without regard to the conflict of law principles that would result in the application of any law other than laws of England. Each party to this

Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby and thereby may be brought exclusively in the courts of England and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided in Section 10.3, such service to become effective 10 days after such mailing. Buyer Parent and Buyer shall at all times maintain an agent for service of the process in England. Such agent shall be Pharm Research Associates (UK) Limited of Mitre House, 160 Aldersgate Street, London, EC1A 4DD. Any claim form, judgment or other notice of legal process shall be sufficiently served on Buyer Parent and Buyer if delivered to such agent at its address for the time being. Buyer Parent and Buyer undertake not to revoke the authority of such agent, and if for any reason such agent no longer serves as agent of Buyer Parent and Buyer to receive service of process, Buyer Parent and Buyer shall promptly appoint another person as its agent (with an address for service within the jurisdiction of the English courts) and notify the other parties thereof. Holdings shall at all times maintain an agent for service of the process in England. Such agent shall be Sisec Limited of 21 Holborn Viaduct, London EC1A 2DY (ref. R3054.00862). Any claim form, judgment or other notice of legal process shall be sufficiently served on Holdings if delivered to such agent at its address for the time being. Holdings undertakes not to revoke the authority of such agent, and if for any reason such agent no longer serves as agent of Holdings to receive service of process, Holdings shall promptly appoint another person as its agent (with an address for service within the jurisdiction of the English courts) and notify the other parties thereof.
     14.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Schedule), the Confidentiality Agreement, and the Ancillary Agreements, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all of the parties hereto indicating their intention to amend this Agreement; provided, however, that Holdings shall be permitted to amend, supplement, modify or waive any provision of this Agreement on behalf of Sellers as provided in Section 14.14 hereof. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the Ancillary Agreements will operate as a waiver of any right, power or privilege under this Agreement, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in such waiver in writing.
     14.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts (including counterparts by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument; provided, that in no event shall Buyer be required to acquire less than all of the outstanding shares in the capital of the Company.
     14.8 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     14.9 Publicity. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby or by the Ancillary Agreements or consummated hereunder or thereunder without the prior approval of the other parties (such approval not to be unreasonably withheld or delayed); provided, however, that the parties shall issue a mutually acceptable press release as soon as practicable after the Closing Date. Notwithstanding the preceding sentence, nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems reasonably necessary in order to fulfill such party’s disclosure obligations imposed by Law; provided that each such party shall, to the extent reasonably practicable, afford the other parties the opportunity to review and comment on the proposed disclosure in advance of such issuance; provided, further, that in the event that it is not reasonably practicable, such party shall provide the other parties a copy promptly thereafter.
     14.10 Confidential Information.
          Each Seller undertakes in all respects to keep confidential and not at any time from Closing disclose or make known in any other way to anyone whomsoever or use for its own or any other person’s benefit or to the detriment of the Company or its Subsidiaries any Confidential Information, provided that:
          (a) such obligation shall not apply to information which is or becomes generally known (other than through a breach by any Seller of this Section 14.10); and
          (b) any Seller shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority or by any recognized investment exchange (provided that, so far as reasonably practicable, the relevant Seller(s) shall consult with Buyer Parent prior to making such disclosure).
     14.11 Fees and Expenses. Subject to the provisions of Article XI, each party hereto shall pay its own fees, costs and expenses incurred by it incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby; provided, however, that Sellers shall pay all costs and expenses (including, without limitation, all fees and expenses of legal counsel, investment bankers, accountants and any other advisors, representatives or consultants, and any bonuses, severance, change-of-control or termination payment paid or that may become payable by the

Company or its Subsidiaries to their respective employees, officers, directors, or consultants (with the exception of any amounts due in connection with the Resignations and Releases) as a result of or in connection with the consummation of the transactions contemplated hereby) incurred by the Company or its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby (“Transaction Costs”); provided, further, that the first €50,000 of the fees and expenses of PricewaterhouseCoopers for the work to be carried out by them pursuant to Section 5.1(a)(vii) shall be borne by the Company and Buyer Parent in equal proportions and Buyer Parent shall bear any such fees and expenses in excess of €50,000 (and, for the avoidance of doubt, the total amount of such fees and expenses shall not be considered to be an Unpaid Transaction Cost or included as a liability in the Working Capital calculation), and provided further that the Sellers shall not be liable to pay any Unpaid Transaction Costs which are taken into account under Section 2.1.
     14.12 Remedies. Except as otherwise set forth herein, all rights and remedies of any party under this Agreement will be cumulative, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
     14.13 Knowledge of Warrantors. Whenever any of the phrases “to the knowledge of Warrantors,” “to the best knowledge of Warrantors”, “so far as the Warrantors are aware” or any similar phrase is used in this Agreement, the Warrantors shall be deemed to have only the knowledge of the persons listed on Schedule 14.13.
     14.14 Sellers’ Representative. Each Seller by executing this Agreement hereby irrevocably constitutes and appoints Holdings as the Sellers’ Representative, with full power and authority to act in the name of and for and on behalf of such Seller with respect to all matters arising in connection with, or related to, this Agreement and the Ancillary Agreements to which such Seller is a party and the transactions contemplated hereby and thereby. The Sellers’ Representative is hereby appointed (i) the agent and true and lawful attorney-in-fact of each Seller, with full power of substitution, and with full capacity and authority in its sole discretion, to act in the name of and for and on behalf of each Seller in connection with all matters arising out of, resulting from, contemplated by or related or incident to this Agreement, and the Ancillary Agreements, if applicable, and (ii) the agent for service of process for each Seller, and each Seller hereby irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to the Sellers’ Representative. Without limiting the generality of the foregoing, the power of the Sellers’ Representative shall include the power to represent each Seller with respect to all aspects of this Agreement, which power shall include, without limitation, the power to (i) receive any payment or transfer to be made pursuant to this Agreement and the Ancillary Agreements, (ii) waive any and all conditions of this Agreement, (iii) amend this Agreement and any agreement executed in connection herewith in any respect, (iv) bring, assert, defend, negotiate or settle any claims or actions for indemnity pursuant to Article XI, (v) retain legal counsel or accountants and be reimbursed by the Sellers for all fees, expenses and other charges of such legal counsel or accountants, (vi) receive notices or other communications, (vii) deliver any notices, certificates or other documents required, (viii) for the purposes of effecting the sale of the Company Common Shares pursuant to Article II, to endorse, transfer and deliver the certificates evidencing such Company Common Shares, (ix) take all such other action and to do all such other things as the Sellers’ Representative deems necessary, appropriate, desirable or advisable with respect to this Agreement and (x) perform its obligations as set forth in, and in accordance with, the Ancillary Agreements. Buyer and Buyer Parent shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by the Sellers’ Representative on behalf of the Sellers, and Buyer and Buyer Parent shall have no duty to inquire as to the acts and omissions of the Sellers’ Representative. Each Seller hereby acknowledges and agrees that (i) all deliveries by Buyer or Buyer Parent, including, without limitation, any payment, to the Sellers’ Representative shall be deemed deliveries to the Sellers, (ii) Buyer and Buyer Parent shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between the Sellers’ Representative and any Seller and (iii) any disclosure made to the Sellers’ Representative by or on behalf of Buyer or Buyer Parent shall be deemed to be a disclosure made to each Seller. Each Seller hereby agrees that any payment made by or on behalf of Buyer Parent or Buyer to the Sellers’ Representative on such Seller’s behalf (including, without limitation, payments under the Retention Escrow Agreement and the Adjustment Escrow Agreement) shall be deemed a direct payment to such Seller, and such Seller shall have no recourse to Buyer or Buyer Parent in the event that such payment is not delivered to such Seller by the Sellers’ Representative for any reason. In no event shall the Sellers’ Representative be liable to any Seller other than for acts or omissions which constitute gross negligence or willful misconduct on the part of the Sellers’ Representative. The Sellers shall indemnify the Sellers’ Representative for any costs or expenses incurred by or on behalf of the Sellers’ Representative in connection with his duties as, and in his capacity as, Sellers’ Representative and the Sellers’ Representative may withhold from any amounts otherwise distributable from the Retention Escrow Fund or the Adjustment Escrow Fund in order to obtain reimbursement for any such costs and expenses.
     14.15 No Third Party Beneficiaries. This Agreement and the Ancillary Agreements shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or the Ancillary Agreements other than directors and employees of the Company and its Subsidiaries who shall take the benefit of Section 13.19. A person who is not a party to this Agreement other than the said directors and employees has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce this Agreement. This Agreement may be rescinded or terminated and a term may be amended or waived without the permission of any person who is not a party to it, even if that takes away a right which any such person would otherwise have. No person who is not a party to this Agreement may, without the prior permission of Buyer and the Sellers, assign, charge or otherwise dispose of any of its rights under this Agreement or grant or create any third party interest in its rights under this Agreement (including holding an interest on trust for another).
     14.16 Interest on Late Payments. If a party fails to pay an amount required to be paid under this Agreement when it is due, that party must pay interest on the amount due from and including the due date for payment up to and including the date of actual payment at the rate per year of two per cent above the base lending rate from time to time of Barclays Bank Plc. This rate applies to any period after a judgment as well as before a judgment. Interest accrues on a daily basis.
     14.17 Deed. The parties intend this Agreement to be executed as a deed.

     In Witness Whereof, the parties hereto have signed and delivered this Agreement as a deed, or caused this Agreement to be duly executed and delivered as a deed on their respective behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

PRA INTERNATIONAL
By:	/s/ Patrick K. Donnelly
	Name:	Patrick K. Donnelly
	Title:	Chief Executive Officer

COLOMERA INVESTMENTS B.V.
By:	/s/ Patrick K. Donnelly
	Name:	Patrick K. Donnelly
	Title:	Chief Executive Officer

PHARMA BIO-RESEARCH METAHOLDINGS B.V.
By:	/s/ W.J. Drijfhout
	Name:	W.J. Drijfhout
	Title:	Chief Scientific Officer

PBR HOLDINGS SA
By:	/s/ Jonathan Boyes
	Name:	Jonathan Boyes
	Title:	Associate, HG Capital

STICHTING TULIP MANAGEMENT
By:	/s/ LC Dibden
	Name:	LC Dibden
	Title:	Partner, Director

/s/ W.J. Drijfhout

W.J. Drijfhout

In the presence of:

Witness Signature

Witness Name

Witness Address

/s/ J.P.M. Hendriks

J.P.M. Hendriks

In the presence of:

Witness Signature

Witness Name

Witness Address

/s/ A. van Vliet

A. van Vliet

In the presence of:

Witness Signature

Witness Name

Witness Address

/s/ P. Hollins

P. Hollins

In the presence of:

Witness Signature

Witness Name

Witness Address